                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                 Amendment No. 9

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                October 20, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                  13D

1.  NAMES OF REPORTING PERSONS: Each of the persons identified on
    Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons(1)              (a)   [x]

    As to a group consisting of persons other than Covered Persons     (b)   [x]

3.  SEC USE ONLY

4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to
    Uncovered Shares(2)

    (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) OR 2(e)                                            [ ]

    (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                            7.  SOLE VOTING POWER (See Item 6)

          NUMBER OF             As to Covered Shares, 0

           SHARES               As to Uncovered Shares, as stated in Appendix A

        BENEFICIALLY        8.  SHARED VOTING POWER (See Item 6) (Applies to
                                each person listed on Appendix A.)
          OWNED BY
                                246,798,131 Covered Shares held by Covered
          REPORTING             Persons

           PERSON               4,976 Uncovered Shares held by Covered
                                Persons(3)
            WITH
                                1,419,105 Other Uncovered Shares held by Covered Persons(4)

                                10,987,710 shares held by KAA(5)

                                16,243,610 shares held by SBCM(5)

                            9.  SOLE DISPOSITIVE POWER (See Item 6)

                                As to Covered Shares, less than 1%

                                As to Uncovered Shares, as stated in Appendix A

                            10. SHARED DISPOSITIVE POWER (See Item 6):

                                As to Covered Shares, 0

                                As to Uncovered Shares, as stated in Appendix A

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON                                                        248,222,212(6)

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES (Applies to each person listed on Appendix A.)         [x](6)

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  55.0%(6)

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------

(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 87 private charitable foundations established by 87 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------   ----------------     -----------     -------------   ----------------   ----------------
Bradley I. Abelow                                      0                0                 0                 0
Peter C. Aberg                                         0                0                 0                 0
Paul M. Achleitner                Austria              0                0                 0                 0
Alberto F. Ades                  Argentina             0                0                 0                 0
Gregory A. Agran                                       0                0                 0                 0
Raanan A. Agus                                         0                0                 0                 0
Jonathan R. Aisbitt                 UK                 0                0                 0                 0
Elliot M. Alchek                                       0                0                 0                 0
Andrew M. Alper                                        0                0                 0                 0
Philippe J. Altuzarra             France               0                0                 0                 0
Lay Pheng Ang                    Singapore             0                0                 0                 0
Kazutaka P. Arai                 North Korea/          0                0                 0                 0
                                 South Korea
David M. Atkinson                   UK                 0                0                 0                 0
Mitchel J. August                                      0                0                 0                 0
Armen A. Avanessians                                   0                0                 0                 0
Dean C. Backer                                         0                0                 0                 0
Michiel J. Bakker             The Netherlands          0                0                 0                 0
Mark E. Bamford                                        0                0                 0                 0
John S. Barakat                                        0                0                 0                 0
Barbara J. Basser-Bigio                                0                0                 0                 0
Carl-Georg                        Germany              0                0                 0                 0
Bauer-Schlichtegroll
David Baum                                             0                0                 0                 0
Patrick Y. Baune                  France               0                0                 0                 0
Robert A. Beckwitt                                     0                0                 0                 0
Jonathan A. Beinner                                    0                0                 0                 0
Ron E. Beller                                          0                0                 0                 0
Tarek M. Ben Halim             Saudi Arabia            0                0                 0                 0
Kenneth Berents                                        0                0                 0                 0
Milton R. Berlinski           The Netherlands          0                0                 0                 0
Andrew S. Berman                                       0                0                 0                 0
Frances R. Bermanzohn                                  0                0                 0                 0
Stuart N. Bernstein                                    0                0                 0                 0
Robert A. Berry                     UK                 0                0                 0                 0
Jean-Luc Biamonti                 Monaco               0                0                 0                 0
James J. Birch                      UK                 0                0                 0                 0
Lloyd C. Blankfein                                     0                0                 0                 0
David W. Blood                                         0                0                 0                 0
Randall A. Blumenthal                                  0                0                 0                 0

                                     ITEM 6                                                               ITEM 10
                                  CITIZENSHIP         ITEM 7                                               SHARED
                                 (UNITED STATES    SOLE VOTING         ITEM 8            ITEM 9         DISPOSITIVE
                                     UNLESS          POWER OF      SHARED VOTING    SOLE DISPOSITIVE      POWER OF
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF          POWER OF         UNCOVERED
 NAMES OF REPORTING PERSONS        INDICATED)         SHARES      UNCOVERED SHARES  UNCOVERED SHARES       SHARES
----------------------------   ----------------    -----------    ----------------  ----------------    -----------
David R. Boles                                          0                0                  0                0
Antonio Borges                      Portugal            0                0                  0                0
Alison L. Bott                         UK               0                0                  0                0
Charles W.A. Bott                      UK               0                0                  0                0
Charles C. Bradford III                                 0                0                  0                0
Benjamin S. Bram                                        0                0                  0                0
Thomas C. Brasco                                        0                0                  0                0
Daniel G. Brennan                                       0                0                  0                0
Peter L. Briger, Jr.                                    0                0                  0                0
Craig W. Broderick                                      0                0                  0                0
Richard J. Bronks                      UK               0                0                  0                0
Charles K. Brown                       UK               0                0                  0                0
James K. Brown                                          0                0                  0                0
Peter D. Brundage                                       0                0                  0                0
Sholom Bryski                                           0                0                  0                0
John J. Bu                                              0                0                  0                0
Lawrence R. Buchalter                                   0                0                  0                0
Mark J. Buisseret                      UK               0                0                  0                0
Steven M. Bunson                                        0                0                  0                0
Timothy B. Bunting                     UK               0                0                  0                0
Andrew J. Burke-Smith                Canada             0                0                  0                0
Calvert C. Burkhart                                     0                0                  0                0
Michael S. Burton                      UK               0                0                  0                0
George H. Butcher III                                   0                0                  0                0
Mary D. Byron                                           0                0                  0                0
Lawrence V. Calcano                                     0                0                  0                0
Elizabeth V. Camp                                       0                0                  0                0
John D. Campbell                                        0                0                  0                0
Laurie G. Campbell                   Canada             0                0                  0                0
Richard M. Campbell-Breeden            UK               0                0                  0                0
Carmine C. Capossela                                    0                0                  0                0
Mark M. Carhart                                         0                0                  0                0
Anthony H. Carpet                                       0                0                  0                0
Michael J. Carr                                         0                0                  0                0
Christopher J. Carrera                                  0                0                  0                0
Virginia E. Carter                                      0                0                  0                0
Calvin R. Carver, Jr.                                   0                0                  0                0
Mary Ann Casati                                         0                0                  0                0
Chris Casciato                                          0                0                  0                0
Douglas W. Caterfino                                    0                0                  0                0
Michael J. Certo                                        0                0                  0                0
Varkki P. Chacko                   USA/India            0                0                  0                0
David K. Chang                       Taiwan             0                0                  0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------   ----------------     -----------     -------------   ----------------   ----------------
Thomas P. Chang                                      0                 0                  0                0
Sacha A. Chiaramonte             Germany             0                 0                  0                0
Andrew A. Chisholm                Canada             0                 0                  0                0
Robert J. Christie                                   0                 0                  0                0
Peter T. Cirenza                                     0                 0                  0                0
Kent A. Clark                     Canada             0                 0                  0                0
Maura J. Clark                    Canada             0                 0                  0                0
Zachariah Cobrinik                                   0                 0                  0                0
Abby Joseph Cohen                                    0                 0                  0                0
Lawrence H. Cohen                                    0                 0                  0                0
Marc I. Cohen                                        0                 0                  0                0
Gary D. Cohn                                         0                 0                  0                0
Christopher A. Cole                                  0                 0                  0                0
Timothy J. Cole                                      0                 0                  0                0
Laura C. Conigliaro                                  0                 0                  0                0
Liam Connell                                         0                 0                  0                0
Thomas G. Connolly             Ireland/USA           0                 0                  0                0
Frank T. Connor                                      0                 0                  0                0
Donna L. Conti                                       0                 0                  0                0
Karen R. Cook                       UK               0                 0                  0                0
Edith W. Cooper                                      0                 0                  0                0
Philip A. Cooper                                     0                 0                  0                0
Carlos A. Cordeiro                                   0                 0                  0                0
Henry Cornell                                        0                 0                  0                0
E. Gerald Corrigan                                   0                 0                  0                0
Jon S. Corzine                                       0                 0                  0                0
Claudio Costamagna                Italy              0                 0                  0                0
Frank L. Coulson, Jr.                                0                 0                  0                0
Kenneth Courtis                                      0                 0                  0                0
Randolph L. Cowen                                    0                 0                  0                0
Neil D. Crowder                                      0                 0                  0                0
Eduardo A. Cruz                                      0                 0                  0                0
John P. Curtin, Jr.                                  0                 0                  0                0
John W. Curtis                                       0                 0                  0                0
Stephen C. Daffron                                   0                 0                  0                0
John S. Daly                     Ireland             0                 0                  0                0
Philip M. Darivoff                                   0                 0                  0                0
Matthew S. Darnall                                   0                 0                  0                0
Timothy D. Dattels                Canada             0                 0                  0                0

                                                                                                             ITEM 10
                                     ITEM 6                                                  ITEM 9           SHARED
                                   CITIZENSHIP           ITEM 7            ITEM 8             SOLE         DISPOSITIVE
                                 (UNITED STATES       SOLE VOTING      SHARED VOTING      DISPOSITIVE        POWER OF
           ITEM 1               UNLESS OTHERWISE        POWER OF          POWER OF          POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS        INDICATED)       UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES      SHARES
----------------------------    ----------------    ----------------  ----------------  ----------------   -----------
Gavyn Davies                           UK                  0                 0                 0                0
Michael G. De Lathauwer              Belgium               0                 0                 0                0
David A. Dechman                                           0                 0                 0                0
Mark Dehnert                                               0                 0                 0                0
Paul C. Deighton                       UK                  0                 0                 0                0
James Del Favero                    Australia              0                 0                 0                0
Juan A. Del Rivero                    Spain                0                 0                 0                0
Robert V. Delaney, Jr.                                     0                 0                 0                0
Joseph Della Rosa                                          0                 0                 0                0
Emanuel Derman                                             0                 0                 0                0
Martin R. Devenish                     UK                  0                 0                 0                0
Andrew C. Devenport                    UK                  0                 0                 0                0
Stephen D. Dias                        UK                  0                 0                 0                0
Armando A. Diaz                                            0                 0                 0                0
Alexander C. Dibelius                Germany               0                 0                 0                0
Paul M. DiNardo                                            0                 0                 0                0
Simon P. Dingemans                     UK                  0                 0                 0                0
Sandra D'Italia                                            0                 0                 0                0
Michele I. Docharty                                        0                 0                 0                0
Paula A. Dominick                                          0                 0                 0                0
Noel B. Donohoe                      Ireland               0                 0                 0                0
Jana Hale Doty                                             0                 0                 0                0
Robert G. Doumar, Jr.                                      0                 0                 0                0
Thomas M. Dowling                                          0                 0                 0                0
John O. Downing                                            0                 0                 0                0
Michael B. Dubno                                           0                 0                 0                0
Connie K. Duckworth                                        0                 0                 0                0
William C. Dudley                                          0                 0                 0                0
Brian J. Duffy                                             0                 0                 0                0
Matthieu B. Duncan                                         0                 0                 0                0
C. Steven Duncker                                          0                 0                 0                0
Karlo J. Duvnjak                     Canada                0                 0                 0                0
Jay S. Dweck                                               0                 0                 0                0
Gordon E. Dyal                                             0                 0                 0                0
Isabelle Ealet                       France                0                 0                 0                0
Glenn P. Earle                         UK                  0                 0                 0                0
Seaborn S. Eastland                                        0                 0                 0                0
Paul S. Efron                                              0                 0                 0                0
Herbert E. Ehlers                                          0                 0                 0                0
Alexander S. Ehrlich                                       0                 0                 0                0
John E. Eisenberg                                          0                 0                 0                0
Edward K. Eisler                     Austria               0                 0                 0                0
Jason H. Ekaireb                       UK                  0                 0                 0                0

                                      ITEM 6                             ITEM 8                           ITEM 10
                                   CITIZENSHIP                       SHARED VOTING        ITEM 9           SHARED
                                  (UNITED STATES        ITEM 7           POWER             SOLE         DISPOSITIVE
                                      UNLESS         SOLE VOTING           OF          DISPOSITIVE        POWER OF
            ITEM 1                  OTHERWISE          POWER OF        UNCOVERED         POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS         INDICATED)     UNCOVERED SHARES      SHARES      UNCOVERED SHARES      SHARES
----------------------------      --------------   ----------------  -------------   ----------------   -----------
Glenn D. Engel                                            0                0                0                0
Davide G. Erro                        Italy               0                0                0                0
Michael P. Esposito                                       0                0                0                0
George C. Estey                       Canada              0                0                0                0
Mark D. Ettenger                                          0                0                0                0
Bruce J. Evans                                            0                0                0                0
J. Michael Evans                      Canada              0                0                0                0
W. Mark Evans                         Canada              0                0                0                0
Charles P. Eve                          UK                0                0                0                0
Brian F. Farr                                             0                0                0                0
Elizabeth C. Fascitelli                                   0                0                0                0
Jeffrey F. Fastov                                         0                0                0                0
Pieter Maarten Feenstra          The Netherlands          0                0                0                0
Steven M. Feldman                                         0                0                0                0
Laurie R. Ferber                                          0                0                0                0
Robert P. Fisher, Jr.                                     0                0                0                0
Lawton W. Fitt                                            0                0                0                0
Stephen C. Fitzgerald               Australia             0                0                0                0
Thomas M. Fitzgerald III                                  0                0                0                0
Daniel M. Fitzpatrick                                     0                0                0                0
James A. Fitzpatrick                                      0                0                0                0
David N. Fleischer                                        0                0                0                0
David B. Ford                                             0                0                0                0
Edward C. Forst                                           0                0                0                0
George B. Foussianes                                      0                0                0                0
Oliver L. Frankel                                         0                0                0                0
Matthew T. Fremont-Smith                                  0                0                0                0
Christopher G. French                   UK                0                0                0                0
Richard A. Friedman                                       0                0                0                0
Matthias K. Frisch                 Switzerland            0                0                0                0
C. Douglas Fuge                                           0                0                0                0
Shirley Fung                            UK                0                0                0                0
Joseph D. Gatto                                           0                0                0                0
Emmanuel Gavaudan                     France              0                0                0                0
Nicholas J. Gaynor                      UK                0                0                0                0
Eduardo B. Gentil                                         0                0                0                0
Peter C. Gerhard                                          0                0                0                0
Nomi P. Ghez                        Israel/USA            0                0                0                0
Scott A. Gieselman                                        0                0                0                0
H. John Gilbertson, Jr.                                   0                0                0                0

                                                                                                            ITEM 10
                                    ITEM 6                               ITEM 8                             SHARED
                                  CITIZENSHIP          ITEM 7         SHARED VOTING        ITEM 9         DISPOSITIVE
                                (UNITED STATES       SOLE VOTING        POWER OF      SOLE DISPOSITIVE     POWER OF
           ITEM 1              UNLESS OTHERWISE       POWER OF          UNCOVERED         POWER OF         UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)      UNCOVERED SHARES       SHARES       UNCOVERED SHARES      SHARES
----------------------------   ----------------   ----------------    -------------   ----------------    -----------
Joseph H. Gleberman                                       0                 0                 0                0
Richard J. Gnodde                Ireland/South            0                 0                 0                0
                                    Africa
Jeffrey B. Goldenberg                                     0             2,860(7)              0            2,860(7)
Jacob D. Goldfield                                        0                 0                 0                0
James S. Golob                                            0                 0                 0                0
Amy O. Goodfriend                                         0                 0                 0                0
Jay S. Goodgold                                           0                 0                 0                0
Andrew M. Gordon                                          0                 0                 0                0
Anthony J. Gordon                                         0                 0                 0                0
Robert D. Gottlieb                                        0                 0                 0                0
Frank J. Governali                                        0                 0                 0                0
Lorenzo Grabau                       Italy                0                 0                 0                0
Geoffrey T. Grant                                         0                 0                 0                0
William M. Grathwohl                                      0                 0                 0                0
David J. Greenwald                                        0                 0                 0                0
Louis S. Greig                        UK                  0                 0                 0                0
Peter W. Grieve                                           0                 0                 0                0
Christopher Grigg                     UK                  0                 0                 0                0
Douglas C. Grip                                           0                 0                 0                0
Eric P. Grubman                                           0                 0                 0                0
Celeste A. Guth                                           0                 0                 0                0
Joseph D. Gutman                                          0                 0                 0                0
Erol Hakanoglu                      Turkey                0                 0                 0                0
Roger C. Harper                                           0                 0                 0                0
Charles T. Harris III                                     0                 0                 0                0
Robert S. Harrison                                        0                 0                 0                0
Shelley A. Hartman                                        0                 0                 0                0
Paul R. Harvey                                            0                 0                 0                0
Arthur J. Hass                                            0                 0                 0                0
Nobumichi Hattori                    Japan                0                 0                 0                0
Stephen J. Hay                        UK                  0                 0                 0                0
Walter H. Haydock                                         0                 0                 0                0
Isabelle Hayen                      Belgium               0                 0                 0                0
Keith L. Hayes                        UK                  0                 0                 0                0
Thomas J. Healey                                          0                 0                 0                0
John P. Heanue                                            0                 0                 0                0
Robert C. Heathcote                   UK                  0                 0                 0                0

----------

(7)  Shared with family members.

                                    ITEM 6                                              ITEM 9
                                  CITIZENSHIP        ITEM 7                              SOLE            ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8         DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF        DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF         UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES       UNCOVERED SHARES
----------------------------    --------------     -----------    ----------------    -----------    ----------------
Sylvain M. Hefes                    France              0                0                 0                0
David B. Heller                                         0                0                 0                0
Steven M. Heller                                        0                0                 0                0
R. Douglas Henderson                                    0                0                 0                0
David L. Henle                                          0                0                 0                0
Mary C. Henry                                           0                0                 0                0
Raimund W. Herden                   Germany             0                0                 0                0
Bruce A. Heyman                                         0                0                 0                0
Robert E. Higgins                                       0                0                 0                0
Joanne M. Hill                                          0                0                 0                0
M. Roch Hillenbrand                                     0                0                 0                0
Maykin Ho                                               0                0                 0                0
Timothy E. Hodgson                  Canada              0                0                 0                0
Jacquelyn M. Hoffman-Zehner         Canada              0                0                 0                0
Christopher G. Hogg             New Zealand/USA         0                0                 0                0
Daniel E. Holland III                                   0                0                 0                0
Teresa E. Holliday                                      0                0                 0                0
Gregory T. Hoogkamp                                     0                0                 0                0
Thomas J. Hopkins                                       0                0                 0                0
Robert D. Hormats                                       0                0                 0                0
Robert G. Hottensen, Jr.                                0                0                 0                0
Michael R. Housden                    UK                0                0                 0                0
Paul J. Huchro                                          0                0                 0                0
James A. Hudis                                          0                0                 0                0
Terry P. Hughes                     Ireland             0                0                 0                0
Bimaljit S. Hundal                    UK                0                0                 0                0
Edith A. Hunt                                           0                0                 0                0
Susan J. Hunt                         UK                0                0                 0                0
Fern Hurst                                              0                0                 0                0
Robert J. Hurst                                         0                0                 0                0
Toni Infante                                            0                0                 0                0
Francis J. Ingrassia                                    0                0                 0                0
Timothy J. Ingrassia                                    0                0                 0                0
Masahiro Iwano                       Japan              0                0                 0                0
Raymond J. Iwanowski                                    0                0                 0                0
William L. Jacob III                                    0                0                 0                0
Mark M. Jacobs                                          0                0                 0                0
Richard I. Jaffee                                       0                0                 0                0
Reuben Jeffery III                                      0                0                 0                0
Stefan J. Jentzsch                  Germany             0                0                 0                0
Dan H. Jester                                           0                0                 0                0
Daniel J. Jick                                          0                0                 0                0
Robert H. Jolliffe                    UK                0                0                 0                0
Andrew J. Jonas                                         0                0                 0                0

                                                                       ITEM 8           ITEM 9
                                     ITEM 6            ITEM 7       SHARED VOTING        SOLE            ITEM 10
                                   CITIZENSHIP      SOLE VOTING       POWER OF        DISPOSITIVE         SHARED
                                 (UNITED STATES       POWER OF        UNCOVERED        POWER OF        DISPOSITIVE
            ITEM 1              UNLESS OTHERWISE     UNCOVERED         SHARES          UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS        INDICATED)          SHARES                           SHARES       UNCOVERED SHARES
----------------------------    ----------------    -----------     -------------     -----------    ----------------
Robert C. Jones                                          0                0                0                0
Chansoo Joung                                            0                0                0                0
Andrew J. Kaiser                                         0                0                0                0
Ann F. Kaplan                                            21               0               21                0
Barry A. Kaplan                                          0                0                0                0
David A. Kaplan                                          0                0                0                0
Jason S. Kaplan                                          0                0                0                0
Robert S. Kaplan                                         0                0                0                0
Scott B. Kapnick                                         0                0                0                0
Erland S. Karlsson                   Sweden              0                0                0                0
James M. Karp                                            0                0                0                0
Richard Katz                                             0                0                0                0
Robert J. Katz                                           0                0                0                0
Sofia Katzap                                             0                0                0                0
David K. Kaugher                                         0                0                0                0
Tetsuya Kawano                        Japan              0                0                0                0
R. Mark Keating                                          0                0                0                0
John L. Kelly                                            0                0                0                0
Kevin W. Kennedy                                         0                0                0                0
Thomas J. Kenny                                          0                0                0                0
Lawrence S. Keusch                                       0                0                0                0
Rustom N. Khandalavala                                   0                0                0                0
Peter A. Kiernan                      U.K.               0                0                0                0
Peter D. Kiernan III                                     0                0                0                0
James T. Kiernan, Jr.                                    0                0                0                0
Sun Bae Kim                          Canada              0                0                0                0
Douglas W. Kimmelman                                     0                0                0                0
Colin E. King                        Canada              0                0                0                0
Robert C. King, Jr.                                      0                0                0                0
Adrian P. Kingshott                    UK                0                0                0                0
Timothy M. Kingston                                      0                0                0                0
Lincoln Kinnicutt                                        0                0                0                0
Ewan M. Kirk                           UK                0                0                0                0
Daniel H. Klebes II                                      0                0                0                0
Michael K. Klingher                                      0                0                0                0
Craig A. Kloner                                          0                0                0                0
Jonathan R. Knight                     UK                0                0                0                0

                                    ITEM 6                            ITEM 8           ITEM 9
                                  CITIZENSHIP        ITEM 7        SHARED VOTING        SOLE            ITEM 10
                                (UNITED STATES     SOLE VOTING       POWER OF        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF         UNCOVERED        POWER OF        DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         SHARES          UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES                            SHARES       UNCOVERED SHARES
----------------------------    --------------     -----------     -------------     -----------    ----------------
Bradford C. Koenig                                      0                0                0                0
Mark J. Kogan                                           0                0                0                0
Stanley Kogelman                                        0                0                0                0
Jonathan L. Kolatch                                     0                0                0                0
Richard E. Kolman                                       0                0                0                0
David J. Kostin                                         0                0                0                0
Koji Kotaka                          Japan              0                0                0                0
Peter S. Kraus                                          0               15(8)             0               15(8)
Lawrence Kutscher                                       0                0                0                0
Christoph M. Ladanyi                Austria             0                0                0                0
Peggy A. Lamb                                           0                0                0                0
David  G. Lambert                                       0                0                0                0
Thomas K. Lane                                          0                0                0                0
Bruce M. Larson                                         0                0                0                0
Thomas D. Lasersohn                                     0                0                0                0
Anthony D. Lauto                                        0                0                0                0
John J. Lauto                                           0                0                0                0
Matthew Lavicka                                         0                0                0                0
David N. Lawrence                                       0                0                0                0
Peter Layton                                            0                0                0                0
Susan R. Leadem                                         0                0                0                0
Andrew D. Learoyd                     UK                0                0                0                0
Chang-Ho J. Lee                 USA/South Korea         0                0                0                0
Donald C. Lee                                           0                0                0                0
Kenneth H. M. Leet                                      0                0                0                0
Anthony J. Leitner                                      0                0                0                0
Paulo C. Leme                                           0                0                0                0
Hughes B. Lepic                     France              0                0                0                0
Alan B. Levande                                         0                0                0                0
Ronald S. Levin                                         0                0                0                0
Jack Levy                                               0                0                0                0
Thomas B. Lewis, Jr.                                    0                0                0                0
Mark E. Leydecker                                       0                0                0                0
Matthew G. L'Heureux                                    0                0                0                0
Gwen R. Libstag                                         0                0                0                0
Stephen C. Lichtenauer                                  0                0                0                0
Roger A. Liddell                      UK                0                0                0                0
Richard J. Lieb                                         0                0                0                0
Mitchell J. Lieberman                                   0                0                0                0
Syaru Shirley Lin                                       0                0                0                0
Josephine Linden                      UK                0                0                0                0
Lawrence H. Linden                                      0                0                0                0
Robert Litterman                                        0                0                0                0

----------

(8)  Shared with family members.

                                      ITEM 6                             ITEM 8                           ITEM 10
                                   CITIZENSHIP                           SHARED           ITEM 9           SHARED
                                  (UNITED STATES        ITEM 7        VOTING POWER         SOLE         DISPOSITIVE
                                      UNLESS          SOLE VOTING          OF          DISPOSITIVE        POWER OF
            ITEM 1                  OTHERWISE          POWER OF         UNCOVERED        POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS         INDICATED)     UNCOVERED SHARES      SHARES      UNCOVERED SHARES      SHARES
----------------------------      --------------   ----------------   ------------   ----------------   -----------
Robert H. Litzenberger                                     0                0               0                0
David McD A. Livingstone            Australia              0                0               0                0
Douglas F. Londal                                          0                0               0                0
Jacques M. Longerstaey             USA/Belgium             0                0               0                0
Jonathan M. Lopatin                                        0                0               0                0
Francisco Lopez-Balboa                                     0                0               0                0
Victor M. Lopez-Balboa                                     0                0               0                0
Antigone Loudiadis                      UK                 0                0               0                0
C. Richard Lucy                                            0                0               0                0
Michael C. Luethke                                         0                0               0                0
Kevin L. Lundeen                                           0                0               0                0
Michael R. Lynch                                           0                0               0                0
Shogo Maeda                           Japan                0                0               0                0
John A. Mahoney                                            0                0               0                0
Sean O. Mahoney                                            0                0               0                0
Russell E. Makowsky                                        0                0               0                0
Peter G. C. Mallinson                   UK                 0                0               0                0
Kathleen M. Maloney                                        0                0               0                0
Charles G. R. Manby                     UK                 0                0               0                0
Robert S. Mancini                                          0                0               0                0
Barry A. Mannis                                            0                0               0                0
Arthur S. Margulis, Jr.                                    0                0               0                0
Jorge O. Mariscal                     Mexico               0                0               0                0
Richard J. Markowitz                                       0                0               0                0
Ronald G. Marks                                            0                0               0                0
Robert J. Markwick                      UK                 0                0               0                0
Eff W. Martin                                              0                0               0                0
Jacques Martin                        Canada               0                0               0                0
John J. Masterson                                          0                0               0                0
David J. Mastrocola                                        0                0               0                0
Kathy M. Matsui                                            0                0               0                0
Tadanori Matsumura                    Japan                0                0               0                0
Heinz Thomas Mayer                   Germany               0                0               0                0
Thomas J. McAdam                                           0                0               0                0
Richard F. McArdle                                         0                0               0                0
Theresa E. McCabe                                          0                0               0                0
Joseph M. McConnell                                        0                0               0                0

                                   ITEM 6
                                CITIZENSHIP         ITEM 7                             ITEM 9           ITEM 10
                               (UNITED STATES    SOLE VOTING         ITEM 8             SOLE             SHARED
                                   UNLESS          POWER OF      SHARED VOTING      DISPOSITIVE       DISPOSITIVE
           ITEM 1                OTHERWISE        UNCOVERED         POWER OF          POWER OF          POWER OF
 NAMES OF REPORTING PERSONS      INDICATED)         SHARES      UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES
----------------------------   --------------    -----------    ----------------  ----------------  ----------------
Mark E. McGoldrick                                    0                0                 0                 0
Joseph P. McGrath, Jr.                                0                0                 0                 0
Stephen J. McGuinness                                 0                0                 0                 0
John C. McIntire                                      0                0                 0                 0
John W. McMahon                                       0                0                 0                 0
Geraldine F. McManus                                  0                0                 0                 0
Richard P. McNeil                 Jamaica             0                0                 0                 0
Audrey A. McNiff                                      0                0                 0                 0
Anne Welsh McNulty                                    0                0                 0                 0
John P. McNulty                                       0                0                 0                 0
E. Scott Mead                                         0                0                 0                 0
David M. Meerschwam           The Netherlands         0                0                 0                 0
Sanjeev K. Mehra                   India              0                0                 0                 0
Michael C. Melignano                                  0                0                 0                 0
Roberto Mendoza                                       0                0                 0                 0
Amos Meron                       USA/Israel           0                0                 0                 0
T. Willem Mesdag                                      0                0                 0                 0
Andrew L. Metcalfe                   UK               0                0                 0                 0
Michael R. Miele                                      0                0                 0                 0
Gunnar T. Miller                                      0                0                 0                 0
Kenneth A. Miller                                     0                0                 0                 0
Therese L. Miller                                     0                0                 0                 0
James E. Milligan                                     0                0                 0                 0
Eric M. Mindich                                       0                0                 0                 0
Peter A. Mindnich                                     0                0                 0                 0
Edward S. Misrahi                  Italy              0                0                 0                 0
Steven T. Mnuchin                                     0                0                 0                 0
Kurt C. Mobley                                        0                0                 0                 0
Masanori Mochida                   Japan              0                0                 0                 0
Karsten N. Moller                 Denmark             0                0                 0                 0
Thomas K. Montag                                      0                0                 0                 0
William C. Montgomery                                 0                0                 0                 0
Wayne L. Moore                                        0                0                 0                 0
Yukihiro Moroe                     Japan              0                0                 0                 0
Robert B. Morris III                                  0                0                 0                 0
Michael P. Mortara                                    0                0                 0                 0
Jennifer Moses                                        0                0                 0                 0
Jeffrey M. Moslow                                     0                0                 0                 0

                                       ITEM 6                                                               ITEM 10
                                    CITIZENSHIP        ITEM 7                              ITEM 9           SHARED
                                      (UNITED       SOLE VOTING         ITEM 8              SOLE          DISPOSITIVE
                                   STATES UNLESS      POWER OF       SHARED VOTING      DISPOSITIVE        POWER OF
           ITEM 1                    OTHERWISE       UNCOVERED         POWER OF           POWER OF         UNCOVERED
 NAMES OF REPORTING PERSONS          INDICATED)        SHARES      UNCOVERED SHARES   UNCOVERED SHARES      SHARES
----------------------------       -------------    -----------    ----------------   ----------------    -----------
Sharmin Mossavar-Rahmani                 UK              0                 0                 0                 0
Gregory T. Mount                                         0                 0                 0                 0
Ian Mukherjee                            UK              0                 0                 0                 0
Edward A. Mule                                           0                 0                 0                 0
Eric D. Mullins                                          0                 0                 0                 0
Donald J. Mulvihill                                      0                 0                 0                 0
Patrick E. Mulvihill                  Ireland            0                 0                 0                 0
Richard A. Murley                        UK              0                 0                 0                 0
Philip D. Murphy                                        43                 0                43                 0
Thomas S. Murphy, Jr.                                    0                 0                 0                 0
Gaetano J. Muzio                                         0                 0                 0                 0
Michiya Nagai                          Japan             0                 0                 0                 0
Gabrielle U. Napolitano                                  0                 0                 0                 0
Avi M. Nash                                              0                 0                 0                 0
Trevor P. Nash                           UK              0                 0                 0                 0
Warwick M. Negus                     Australia           0                 0                 0                 0
Daniel M. Neidich                                       22                 0                22                 0
Kipp M. Nelson                                           0                 0                 0                 0
Robin Neustein                                           0                 0                 0                 0
Duncan L. Niederauer                                     0                 0                 0                 0
Susan M. Noble                           UK              0                 0                 0                 0
Suok J. Noh                                              0                 0                 0                 0
Suzanne M. Nora Johnson                                  0                 0                 0                 0
Christopher K. Norton                                    0                 0                 0                 0
Michael E. Novogratz                                     0                 0                 0                 0
Jay S. Nydick                                            0                 0                 0                 0
Katherine K. Oakley                                      0                 0                 0                 0
Alok Oberoi                            India             0                 0                 0                 0
David Ogens                                              0                 0                 0                 0
Jinsuk T. Oh                        South Korea          0                 0                 0                 0
John C. O'Hara                                           0                 0                 0                 0
Terence J. O'Neill                       UK              0                 0                 0                 0
Timothy J. O'Neill                                       0                 0                 0                 0
Richard T. Ong                        Malaysia           0                 0                 0                 0
Ronald M. Ongaro                                         0                 0                 0                 0
Donald C. Opatrny, Jr.                                   0                 0                 0                 0
Daniel B. O'Rourke                                       0                 0                 0                 0

                                     ITEM 6                                               ITEM 9           ITEM 10
                                   CITIZENSHIP                           ITEM 8            SOLE            SHARED
                                 (UNITED STATES        ITEM 7         SHARED VOTING     DISPOSITIVE      DISPOSITIVE
                                     UNLESS          SOLE VOTING        POWER OF         POWER OF         POWER OF
            ITEM 1                  OTHERWISE         POWER OF          UNCOVERED        UNCOVERED        UNCOVERED
 NAMES OF REPORTING PERSONS        INDICATED)     UNCOVERED SHARES       SHARES           SHARES           SHARES
----------------------------     --------------   ----------------    -------------     -----------      -----------
Robert J. O'Shea                                          0                 0                0                0
Joel D. Ospa                                              0                 0                0                0
Greg M. Ostroff                                           0                 0                0                0
Terence M. O'Toole                                        0                 0                0                0
Robert J. Pace                                            0                 0                0                0
Robert N. Packer                                          0                 0                0                0
Gregory K. Palm                                           0                 0                0                0
Mukesh K. Parekh                                          0                 0                0                0
Geoffrey M. Parker                                        0                 0                0                0
Melissa B. Patrusky                                       0                 0                0                0
Henry M. Paulson, Jr.                                     0                 0                0                0
David B. Philip                                           0                 0                0                0
Paul A. Phillips                                          0                 0                0                0
Alberto M. Piedra, Jr.                                    0                 0                0                0
Stephen R. Pierce                                         0                 0                0                0
Philip J. Pifer                                           0                 0                0                0
Scott M. Pinkus                                           0                 0                0                0
Timothy C. Plaut                     Germany              0                 0                0                0
Andrea Ponti                        Italy/USA             0                 0                0                0
Ellen R. Porges                                           0                 0                0                0
Wiet H. M. Pot                   The Netherlands          0                 0                0                0
Michael J. Poulter                     UK                 0                 0                0                0
John J. Powers                                            0                 0                0                0
Richard H. Powers                                         0                 0                0                0
Michael A. Price                                          0                 0                0                0
Scott Prince                                              0                 0                0                0
Nomi M. Prins                                             0                 0                0                0
Goran V. Puljic                                           0                 0                0                0
Alok Puri                              UK                 0                 0                0                0
Kevin A. Quinn                                            0                 0                0                0
Stephen D. Quinn                                          0                 0                0                0
John J. Rafter                       Ireland              0                 0                0                0
Jonathan Raleigh                                          0                 0                0                0
Dioscoro-Roy I. Ramos             Phillippines            0                 0                0                0
Gregory G. Randolph                                       0                 0                0                0
Charlotte P. Ransom                    UK                 0                 0                0                0
Michael G. Rantz                                          0                 0                0                0
Joseph Ravitch                                            0                 0                0                0
Girish V. Reddy                                           0                 0                0                0
Arthur J. Reimers III                                     0                 0                0                0
Anthony John Reizenstein               UK                 0                 0                0                0
James P. Riley, Jr.                                       0                 0                0                0
Kimberly E. Ritrievi                                      0                 0                0                0
John S. Rizner                                            0                 0                0                0
Simon M. Robertson                     UK                 0                 0                0                0

                                  ITEM 6            ITEM 7           ITEM 8            ITEM 9           ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING         SOLE             SHARED
                              (UNITED STATES       POWER OF         POWER OF        DISPOSITIVE       DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF          POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES  UNCOVERED SHARES
--------------------------   ----------------     -----------     -------------   ----------------  ----------------
J. David Rogers                                        0                0                0                 0
John F. W. Rogers                                      0                0                0                 0
Emmanuel Roman                    France               0                0                0                 0
Eileen P. Rominger                                     0                0                0                 0
Pamela P. Root                                         0                0                0                 0
Ralph F. Rosenberg                                     0                0                0                 0
Jacob D. Rosengarten                                   0                0                0                 0
Richard J. Rosenstein                                  0                0                0                 0
Ivan Ross                                              0                0                0                 0
Stuart M. Rothenberg                                   0                0                0                 0
Stuart R. Rubenstein                                   0                0                0                 0
Michael S. Rubinoff                                    0                0                0                 0
Ernest H. Ruehl, Jr.                                   0                0                0                 0
Paul M. Russo                                          0                0                0                 0
Richard M. Ruzika                                      0                0                0                 0
Jeri Lynn Ryan                                         0                0                0                 0
John C. Ryan                                           0                0                0                 0
Michael D. Ryan                                        0                0                0                 0
Katsunori Sago                     Japan               0                0                0                 0
Pablo J. Salame                   Ecuador              0                0                0                 0
J. Michael Sanders                                     0                0                0                 0
Allen Sangines-Krause             Mexico               0                0                0                 0
Richard A. Sapp                                        0                0                0                 0
Joseph Sassoon                    Israel               0                0                0                 0
Tsutomu Sato                       Japan             240                0              240                 0
Muneer A. Satter                                       0                0                0                 0
Jonathan S. Savitz                                     0                0                0                 0
Peter Savitz                                           0                0                0                 0
Paul S. Schapira                   Italy               0                0                0                 0
P. Sheridan Schechner                              1,000                0            1,000                 0
Gary B. Schermerhorn                                   0                0                0                 0
Mitchell I. Scherzer              Canada               0                0                0                 0
Peter Schiefer                    Germany              0                0                0                 0
Howard B. Schiller                                     0                0                0                 0
Jeffrey W. Schroeder                                   0                0                0                 0
Antoine Schwartz                  France               0                0                0                 0
Eric S. Schwartz                                       0                0                0                 0
Harvey M. Schwartz                                     0                0                0                 0
Mark Schwartz                                          0                0                0                 0
Steven M. Scopellite                                   0                0                0                 0
David J. Scudellari                                    0                0                0                 0
Charles B. Seelig, Jr.                                 0                0                0                 0
Karen D. Seitz                                         0                0                0                 0
Randolph Sesson, Jr.                                   0                0                0                 0
Steven M. Shafran                                      0                0                0                 0

                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8              SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
----------------------------   ----------------     -----------     ----------------   ----------------   -----------
Richard S. Sharp                      UK                 0                 0                  0                0
John P. Shaughnessy                                      0                 0                  0                0
Robert J. Shea, Jr.                                      0                 0                  0                0
James M. Sheridan                                        0                 0                  0                0
Richard G. Sherlund                                      0                 0                  0                0
Michael S. Sherwood                   UK                 0                 0                  0                0
Michael H. Siegel                                        0                 0                  0                0
Howard A. Silverstein                                    0                 0                  0                0
Richard P. Simon                                         0                 0                  0                0
Victor R. Simone, Jr.                                    0                 0                  0                0
Dinakar Singh                                            0                 0                  0                0
Ravi M. Singh                                            0                 0                  0                0
Ravi Sinha                         India/USA             0                 0                  0                0
Allen W. Sinsheimer                                      0                 0                  0                0
Edward M. Siskind                                        0                 0                  0                0
Christian J. Siva-Jothy               UK                 0                 0                  0                0
Mark F. Slaughter                                        0                 0                  0                0
Linda J. Slotnick                                        0                 0                  0                0
Cody J Smith                                             0                 0                  0                0
Derek S. Smith                                           0                 0                  0                0
Michael M. Smith                                         0                 0                  0                0
Sarah E. Smith                        UK                 0                 0                  0                0
Trevor A. Smith                       UK                 0                 0                  0                0
Randolph C. Snook                                        0                 0                  0                0
Jonathan S. Sobel                                        0                 0                  0                0
David M. Solomon                                         0                 0                  0                0
Judah C. Sommer                                          0                 0                  0                0
Theodore T. Sotir                                        0                 0                  0                0
Daniel L. Sparks                                         0                 0                  0                0
Marc A. Spilker                                          0                 0                  0                0
Daniel W. Stanton                                        0                 0                  0                0
Esta E. Stecher                                          0                 0                  0                0
Cathrine S. Steck                                        0                 0                  0                0
Fredric E. Steck                                         0                 0                  0                0
Robert K. Steel                                          0                 0                  0                0
Joseph P. Stevens                                        0                 0                  0                0
Raymond S. Stolz                                         0                 0                  0                0
Steven H. Strongin                                       0                 0                  0                0
Andrew J. Stuart                   Australia             0                 0                  0                0

                                  ITEM 6                             ITEM 8
                                CITIZENSHIP                       SHARED VOTING        ITEM 9           ITEM 10
                              (UNITED STATES        ITEM 7            POWER             SOLE             SHARED
                                  UNLESS         SOLE VOTING           OF           DISPOSITIVE       DISPOSITIVE
           ITEM 1                OTHERWISE         POWER OF         UNCOVERED         POWER OF          POWER OF
 NAMES OF REPORTING PERSONS     INDICATED)     UNCOVERED SHARES      SHARES       UNCOVERED SHARES  UNCOVERED SHARES
----------------------------  --------------   ----------------   -------------   ----------------  ----------------
Patrick Sullivan                                      0                 0                0                 0
Hsueh J. Sung                     Taiwan              0                 0                0                 0
George M. Suspanic                 Spain              0                 0                0                 0
Peter D. Sutherland S.C.          Ireland             0                 0                0                 0
Andrew M. Swinburne                 UK                0                 0                0                 0
Gene T. Sykes                                         0                 0                0                 0
Shahriar Tadjbakhsh                                   0                 0                0                 0
Ronald K. Tanemura                UK/USA              0                 0                0                 0
John H. Taylor                                        0                 0                0                 0
Robert E. Taylor                                      0                 0                0                 0
Greg W. Tebbe                                         0                 0                0                 0
Kiyotaka Teranishi                 Japan              0                 0                0                 0
Mark R. Tercek                                        0                 0                0                 0
Donald F. Textor                                      0                 0                0                 0
John A. Thain                                         0                 0                0                 0
Darren S. Thompson                                    0                 0                0                 0
John L. Thornton                                      0                 0                0                 0
Rory T. Tobin                     Ireland             0                 0                0                 0
Daisuke Toki                       Japan              0                 0                0                 0
Massimo Tononi                     Italy              0                 0                0                 0
John R. Tormondsen                                    0                 0                0                 0
Leslie C. Tortora                                     0                 0                0                 0
John L. Townsend III                                  0                 0                0                 0
Mark J. Tracey                      UK                0                 0                0                 0
Stephen S. Trevor                                     0                 0                0                 0
Byron D. Trott                                        0                 0                0                 0
Michael A. Troy                                       0                 0                0                 0
Donald J. Truesdale                                   0                 0                0                 0
Robert B. Tudor III                                   0                 0                0                 0
Thomas E. Tuft                                        0                 0                0                 0
John Tumilty                        UK                0                 0                0                 0
Barry S. Turkanis                                     0                 0                0                 0
Malcolm B. Turnbull              Australia          554                 0              554                 0
Christopher H. Turner                                 0                 0                0                 0
Thomas B. Tyree, Jr.                                  0                 0                0                 0
Harkanwar Uberoi                   India              0                 0                0                 0
Kaysie P. Uniacke                                     0                 0                0                 0
John E. Urban                                         0                 0                0                 0
Hugo H. Van Vredenburch       The Netherlands         0                 0                0                 0
Lee G. Vance                                          0                 0                0                 0
Corrado P. Varoli                 Canada              0                 0                0                 0
John J. Vaske                                         0                 0                0                 0

                                     ITEM 6
                                  CITIZENSHIP       ITEM 7                             ITEM 9           ITEM 10
                                    (UNITED       SOLE VOTING        ITEM 8             SOLE             SHARED
                                 STATES UNLESS     POWER OF      SHARED VOTING      DISPOSITIVE       DISPOSITIVE
            ITEM 1                 OTHERWISE       UNCOVERED        POWER OF          POWER OF          POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)       SHARES      UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES
----------------------------     -------------    -----------  ----------------  ----------------  ----------------
David A. Viniar                                        0               0                 0                 0
Barry S. Volpert                                       0               0                 0                 0
George H. Walker IV                                    0               0                 0                 0
Thomas B. Walker III                                   0               0                 0                 0
Berent A. Wallendahl                 Norway            0               0                 0                 0
David R. Walton                        UK              0               0                 0                 0
Hsueh-Ming Wang                                        0               0                 0                 0
Patrick J. Ward                                        0               0                 0                 0
Haruko Watanuki                      Japan             0               0                 0                 0
Edward F. Watts, Jr.                                   0             190(9)              0               190(9)
David M. Weil                                          0               0                 0                 0
John S. Weinberg                                       0               0                 0                 0
Peter A. Weinberg                                      0               0                 0                 0
Helge Weiner-Trapness                Sweden            0               0                 0                 0
Mark S. Weiss                                          0               0                 0                 0
George W. Wellde, Jr.                                  0               0                 0                 0
Bradley W. Wendt                                       0               0                 0                 0
Lance N. West                                          0               0                 0                 0
Matthew Westerman                      UK              0               0                 0                 0
Peter Wheeler                          UK              0               0                 0                 0
Barbara A. White                                       0               0                 0                 0
A. Carver Wickman                                      0               0                 0                 0
Susan A. Willetts                                      0               0                 0                 0
Anthony G. Williams                    UK              0               0                 0                 0
Christopher G. Williams                UK              0               0                 0                 0
Gary W. Williams                                       0               0                 0                 0
Todd A. Williams                                       0               0                 0                 0
John S. Willian                                        0               0                 0                 0
Kenneth W. Willman                                     0               0                 0                 0
Kevin D. Willsey                                       0               0                 0                 0
Andrew F. Wilson                  New Zealand          0               0                 0                 0
Kendrick R. Wilson III                                 0               0                 0                 0
Jon Winkelried                                         0               0                 0                 0
Steven J. Wisch                                        0               0                 0                 0
Michael S. Wishart                                     0               0                 0                 0
Richard E. Witten                                      0               0                 0                 0
William H. Wolf, Jr.                                   0               0                 0                 0
Tracy R. Wolstencroft                                  0               0                 0                 0
Zi Wang Xu                          Canada/            0               0                 0                 0
                                  China (PRC)
Richard A. Yacenda                                     0               0                 0                 0
Tetsufumi Yamakawa                   Japan             0               0                 0                 0
Yasuyo Yamazaki                      Japan            11               0                11                 0
Anne Yang                                              0               0                 0                 0
Xiang-Dong Yang                   China (PRC)          0               0                 0                 0

----------

(9)  Shared with family members.

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------    --------------     -----------    ----------------   -----------    ----------------
Danny O. Yee                                            0                                  0                  0
Jaime E. Yordan                                         0                  0               0                  0
W. Thomas York, Jr.                                     0                  0               0                  0
Paul M. Young                                           0                  0               0                  0
Richard M. Young                                        0                  0               0                  0
Michael J. Zamkow                                       0                 20(10)           0                 20(10)
Paolo Zannoni                       Italy               0                  0               0                  0
Yoel Zaoui                          France              0                  0               0                  0
Gregory H. Zehner                                       0                  0               0                  0
Jide J. Zeitlin                                         0                  0               0                  0
Joan H. Zief                                            0                  0               0                  0
Joseph R. Zimmel                                        0                  0               0                  0
James P. Ziperski                                       0                  0               0                  0
Barry L. Zubrow                                         0                  0               0                  0
Mark A. Zurack                                          0                  0               0                  0

Shares held by 87 private            N/A                0          1,419,105               0          1,419,105
charitable foundations
established by 87 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(11)


--------

(10) Shared with family members.

(11) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
TRUSTS
2000 Carlos A. Cordeiro
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 Danny O. Yee Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 Douglas W. Kimmelman
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 Girish V. Reddy Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 James M. Sheridan
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 John A. Thain Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 Kipp M. Nelson Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 Mary Ann Casati Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 Michael E. Novogratz
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 Scott S. Prince Grantor
    Retained Annuity Trust                              0                0                0                 0
The Abby Joseph Cohen 2000
    Annuity Trust I                                     0                0                0                 0
The Abby Joseph Cohen 2000
    Family Trust                                        0                0                0                 0
The Adina R. Lopatin 2000
    Trust                                               0                0                0                 0
The Alexander H. Witten 2000
    Trust                                               0                0                0                 0
The Alexander I. Berlinski
    2000 Trust                                          0                0                0                 0
The Alexander Litzenberger
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Alexander Litzenberger
    Remainder Trust                                     0                0                0                 0
The Alexandra D. Steel 2000
    Trust                                               0                0                0                 0
The Alexis Blood 2000 Trust                             0                0                0                 0
The Alyssa Blood 2000 Trust                             0                0                0                 0
The Amanda Liann Mead 2000
    Trust                                               0                0                0                 0
Anahue Trust                        Jersey              0                0                0                 0
Andrew L.
    Fippinger-Millennium
    Trust                                               0                0                0                 0
The Andrew M Alper 2000
    Annuity Trust I                                     0                0                0                 0
The Andrew M. Gordon 2000
    Family Trust                                        0                0                0                 0
Ann F. Kaplan Two Year Trust
    Dated June 2000                                     0                0                0                 0
The Anne R. Witten 2000 Trust                           0                0                0                 0
The Anne Sullivan Wellde
    2000 Trust                                          0                0                0                 0
The Anthony D. Lauto 2000
    Annuity Trust I                                     0                0                0                 0
The Anthony D. Lauto 2000
    Family Trust                                        0                0                0                 0
The Arthur J. Reimers, III
    Defective Trust 2000         Connecticut            0                0                0                 0
Arthur J. Reimers, III
    Grantor Retained Annuity
    Trust 2000                   Connecticut            0                0                0                 0
The Avi M. Nash 2000 Annuity
    Trust I                                             0                0                0                 0
The Avi M. Nash 2000 Family
    Trust                                               0                0                0                 0
The Bari Marissa Schwartz
    2000 Trust                                          0                0                0                 0
Barry A. Kaplan 2000 Family
    Trust                                               0                0                0                 0
Barry A. Kaplan 2000 GRAT                               0                0                0                 0
The Barry L. Zubrow 2000
    Annuity Trust I                                     0                0                0                 0
The Barry L. Zubrow 2000
    Family Trust                                        0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Benjamin H. Sherlund
    2000 Trust                                          0                0                0                 0
The Benjamin Kraus 2000 Trust                           0                0                0                 0
The Bradley Abelow Family
    2000 Trust                                          0                0                0                 0
The Caceres Novogratz Family
    Trust                                               0                0                0                 0
The Carlos A. Cordeiro Trust                            0                0                0                 0
The Charlotte Steel 2000
    Trust                                               0                0                0                 0
The Charlotte Textor 2000
    Trust                                               0                0                0                 0
The Christopher A. Cole 2000
    Annuity Trust I                                     0                0                0                 0
The Christopher A. Cole 2000
    Family Trust                                        0                0                0                 0
The Christopher K. Norton
    2000 Family Trust                                   0                0                0                 0
The Christopher Palmisano
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0
The Christopher Palmisano
    Remainder Trust                                     0                0                0                 0
The Christopher Ryan Tortora
    2000 Trust                                          0                0                0                 0
The Cody J Smith 2000
    Annuity Trust I                                     0                0                0                 0
The Cody J Smith 2000 Family
    Trust                                               0                0                0                 0
The Connie K. Duckworth 2000
    Annuity Trust I                                     0                0                0                 0
The Connie K. Duckworth 2000
    Family Trust                                        0                0                0                 0
The Constance A. Haydock
    2000 Trust                                          0                0                0                 0
The Daniel Alexander
    Schwartz 2000 Trust                                 0                0                0                 0
The Daniel M. Neidich 2000
    Annuity Trust I                                     0                0                0                 0
The Daniel W. Stanton 2000
    Annuity Trust I                                     0                0                0                 0
The Daniel W. Stanton, II
    2000 Trust                                          0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Danny O. Yee Trust                                  0                0                0                 0
The David B. Ford 2000
    Annuity Trust DTD as of
    6/16/2000                    Pennsylvania           0                0                0                 0
The David B. Heller 2000
    Annuity Trust I                                     0                0                0                 0
The David B. Heller 2000
    Family Trust                                        0                0                0                 0
The David G. Lambert 2000
    Annuity Trust I                                     0                0                0                 0
The David G. Lambert 2000
    Family Trust                                        0                0                0                 0
The David L. Henle 2000
    Annuity Trust I                                     0                0                0                 0
The David L. Henle 2000
    Family Trust                                        0                0                0                 0
The David M. Baum Family
    2000 Trust                    New Jersey            0                0                0                 0
The David Viniar 2000
    Annuity Trust I                                     0                0                0                 0
The David W. Blood 2000
    Annuity Trust I                                     0                0                0                 0
The Donald F. Textor 2000
    Annuity Trust I                                     0                0                0                 0
The Douglas W. Kimmelman
    Trust                                               0                0                0                 0
The Eaddy Adele Kiernan 2000
    Trust                                               0                0                0                 0
The Edward C. Forst 2000
    Annuity Trust I                                     0                0                0                 0
The Edward C. Forst 2000
    Family Trust                                        0                0                0                 0
The Edward Scott Mead 2000
    Annuity Trust I                                     0                0                0                 0
Eff Warren Martin 2000
    Childrens Trust               California            0                0                0                 0
Eff Warren Martin 2000
    Grantor Retained Annuity
    Trust                         California            0                0                0                 0
The Elizabeth Anne Corrigan
    2000 Trust                                          0                0                0                 0
The Elizabeth H. Coulson
    2000 Trust                                          0                0                0                 0
The Elizabeth L. Heller 2000
    Trust                                               0                0                0                 0
The Elizabeth Lin Mead 2000
    Trust                                               0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Elizabeth M. Stanton
    2000 Trust                                          0                0                0                 0
The Elizabeth Steel 2000
    Trust                                               0                0                0                 0
The Ellie Dorit Neustein
    2000 Trust                                          0                0                0                 0
The Emily Austen Katz 2000
    Trust                                               0                0                0                 0
The Emily Stecher 2000 Trust                            0                0                0                 0
The Emma M.L. Mead 2000 Trust                           0                0                0                 0
The Eric Fithian 2000 Trust                             0                0                0                 0
The Erin Marie Tormondsen
    2000 Trust                                          0                0                0                 0
The Esta Eiger Stecher 2000
    Annuity Trust I                                     0                0                0                 0
The Francis J. Ingrassia
    2000 Annuity Trust I                                0                0                0                 0
The Francis J. Ingrassia
    2000 Family Trust                                   0                0                0                 0
The Frank L. Coulson III
    2000 Trust                                          0                0                0                 0
The Fredric E. Steck 2000
    Annuity Trust I                                     0                0                0                 0
The Fredric E. Steck 2000
    Family Trust                                        0                0                0                 0
Gary D. Cohn 2000 Family
    Trust                                               0                0                0                 0
Gary D. Cohn 2000 GRAT                                  0                0                0                 0
The Geoffrey T. Grant 2000
    Family Trust                                        0                0                0                 0
The George H. Walker 2000
    Annuity Trust I                                     0                0                0                 0
The George H. Walker 2000
    Family Trust                                        0                0                0                 0
The George W. Wellde, Jr.
    2000 Annuity Trust I                                0                0                0                 0
The George William Wellde,
    III 2000 Trust                                      0                0                0                 0
Ghez 2000 GRAT                                          0                0                0                 0
Ghez 2000 Non-GST-Exempt
    Trust                                               0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Girish V. Reddy Trust                               0                0                0                 0
The Goldenberg 2000 Annuity
    Trust I                                             0                0                0                 0
The Goldenberg 2000 Family
    Trust                                               0                0                0                 0
The Greg M. Ostroff 2000
    Annuity Trust I                                     0                0                0                 0
The Greg M. Ostroff 2000
    Family Trust                                        0                0                0                 0
The Gregory H. Zehner 2000
    Annuity Trust I                                     0                0                0                 0
The Gregory H. Zehner 2000
    Family Trust                                        0                0                0                 0
The Gregory K. Palm 2000
    Annuity Trust I                                     0                0                0                 0
The Gregory K. Palm 2000
    Family Trust                                        0                0                0                 0
The Guapulo Trust                   Jersey              0                0                0                 0
The Howard A. Silverstein
    2000 Annuity Trust I                                0                0                0                 0
The Howard A. Silverstein
    2000 Family Trust                                   0                0                0                 0
The Howard B. Schiller 2000
    Annuity Trust I                                     0                0                0                 0
The Isabelle M.L. Mead 2000
    Trust                                               0                0                0                 0
The J. David Rogers 2000
    Annuity Trust I                                     0                0                0                 0
The James Alexander Mead
    2000 Trust                                          0                0                0                 0
The James M. Sheridan Trust                             0                0                0                 0
The James Nicholas Katz 2000
    Trust                                               0                0                0                 0
James P. Riley, Jr. 2000
    Family Trust                                        0                0                0                 0
James P. Riley, Jr. 2000 GRAT                           0                0                0                 0
The Jason Kraus 2000 Trust                              0                0                0                 0
The Jason William Tortora
    2000 Trust                                          0                0                0                 0
The Jeffrey D. Witten 2000
    Trust                                               0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Jennifer Lauren Alper
    2000 Trust                                          0                0                0                 0
JG 2000 Trust                                           0                0                0                 0
JG 2000 Trust (continuing
    trust)                                              0                0                0                 0
The John A. Thain Trust                                 0                0                0                 0
The John J. Powers 2000
    Family Trust                                        0                0                0                 0
The John L. Townsend, III
    2000 Annuity Trust I                                0                0                0                 0
The John O. Downing 2000
    Annuity Trust I                                     0                0                0                 0
The John O. Downing 2000
    Family Trust                                        0                0                0                 0
The John P. Curtin, Jr. 2000
    Annuity Trust I                                     0                0                0                 0
The John P. Curtin, Jr. 2000
    Family Trust                                        0                0                0                 0
The John R. Tormondsen 2000
    Annuity Trust I                                     0                0                0                 0
The John R. Tormondsen, Jr.
    2000 Trust                                          0                0                0                 0
The John S. Weinberg 2000
    Annuity Trust I                                     0                0                0                 0
The John S. Weinberg 2000
    Family Trust                                        0                0                0                 0
The Jonathan G. Neidich 2000
    Trust                                               0                0                0                 0
The Jonathan M. Lopatin 2000
    Annuity Trust I                                     0                0                0                 0
The Jordan Viniar 2000 Trust                            0                0                0                 0
The Joseph Della Rosa 2000
    Annuity Trust I                                     0                0                0                 0
The Joseph Della Rosa 2000
    Family Trust                                        0                0                0                 0
The Joseph H. Gleberman 2000
    Annuity Trust I                                     0                0                0                 0
The Joseph H. Gleberman 2000
    Family Trust                                        0                0                0                 0
The Karen Barlow Corrigan
    2000 Trust                                          0                0                0                 0
The Karen Rebecca Alper 2000
    Trust                                               0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Karsten Moller & Barbara
    Kahn-Moller Trust               Jersey              0                0                0                 0
The Katherine A.M. Stanton
    2000 Trust                                          0                0                0                 0
The Katheryn C. Coulson 2000
    Trust                                               0                0                0                 0
The Kathryn Margaret Wellde
    2000 Trust                                          0                0                0                 0
The Kelsey Fithian 2000 Trust                           0                0                0                 0
The Kenneth Litzenberger
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0
The Kenneth Litzenberger
    Remainder Trust                                     0                0                0                 0
The Kevin W. Kennedy 2000
    Annuity Trust I                                     0                0                0                 0
The Kevin W. Kennedy 2000
    Family Trust                                        0                0                0                 0
The Kimberly Lynn Macaione
    2000 Trust                                          0                0                0                 0
The Kimberly R. Textor 2000
    Trust                                               0                0                0                 0
The Kipp M. Nelson Trust                                0                0                0                 0
The Kyle F. Textor 2000 Trust                           0                0                0                 0
The Lauren Schiller 2000
    Trust                                               0                0                0                 0
The Lawrence R. Buchalter
    2000 Annuity Trust I                                0                0                0                 0
The Lawrence R. Buchalter
    2000 Family Trust                                   0                0                0                 0
The Lee G. Vance 2000
    Annuity Trust I                                     0                0                0                 0
The Lee G. Vance 2000 Family
    Trust                                               0                0                0                 0
The Leslie C. Tortora 2000
    Annuity Trust I                                     0                0                0                 0
Lloyd C. Blankfein 2000
    Family Trust                                        0                0                0                 0
Lloyd C. Blankfein 2000 GRAT                            0                0                0                 0
The Louise Rice Townsend
    2000 Trust                                          0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
M. Roch Hillenbrand Trust
    f/b/o C. Justin
    Hillenbrand                   New Jersey            0                0                0                 0
M. Roch Hillenbrand Trust
    f/b/o Molly D.
    Hillenbrand                   New Jersey            0                0                0                 0
The Mallory G. Neidich 2000
    Trust                                               0                0                0                 0
The Marc A. Spilker 2000
    Family Trust                                        0                0                0                 0
The Mark A. Zurack 2000
    Annuity Trust I                                     0                0                0                 0
The Mark A. Zurack 2000
    Family Trust                                        0                0                0                 0
The Mark A. Zurack 2000
    Issue Trust                                         0                0                0                 0
Mark Dehnert Living Trust          Illinois             0                0                0                 0
The Mark Schwartz 2000
    Annuity Trust I                                     0                0                0                 0
The Mark Tercek 2000 Annuity
    Trust I                                             0                0                0                 0
The Mark Tercek 2000 Family
    Trust                                               0                0                0                 0
Marks 2000                                              0                0                0                 0
Marks 2000 (continuing
    trust)                                              0                0                0                 0
The Mary Agnes Reilly
    Kiernan 2000 Trust                                  0                0                0                 0
The Mary Ann Casati Trust                               0                0                0                 0
The Matthew D. Rogers 2000
    Trust                                               0                0                0                 0
The Matthew Peter Mortara
    2000 Trust                                          0                0                0                 0
The Maya Bettina Linden 2000
    Trust                                               0                0                0                 0
The Merritt Moore Townsend
    2000 Trust                                          0                0                0                 0
The Mesdag Family Trust            Delaware             0                0                0                 0
The Michael A. Price 2000
    Annuity Trust I                                     0                0                0                 0
The Michael A. Price 2000
    Family Trust                                        0                0                0                 0
The Michael D. Ryan 2000
    Annuity Trust I                                     0                0                0                 0
The Michael D. Ryan 2000
    Family Trust                                        0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------     ------------      -----------    ----------------   -----------    ----------------
The Michael J. Zamkow 2000
    Annuity Trust I                                     0                0                0                 0
The Michael J. Zamkow 2000
    Family Trust                                        0                0                0                 0
The Michael P. Mortara 2000
    Annuity Trust I                                     0                0                0                 0
The Michael Paul Mortara
    2000 Trust                                          0                0                0                 0
The Michael Stecher 2000
    Trust                                               0                0                0                 0
The Milton R. Berlinski 2000
    Annuity Trust I                                     0                0                0                 0
The Mossavar-Rahmani 2000
    Annuity Trust I                                     0                0                0                 0
The Mossavar-Rahmani 2000
    Family Trust                                        0                0                0                 0
Murphy 2000                                             0                0                0                 0
Murphy 2000 (continuing
    trust)                                              0                0                0                 0
The Natalie Cailyn Rogers
    2000 Trust                                          0                0                0                 0
The Nicole Schiller 2000
    Trust                                               0                0                0                 0
The Nina B. Haydock 2000
    Trust                                               0                0                0                 0
The Peter C. Gerhard 2000
    Annuity Trust I                                     0                0                0                 0
The Peter C. Gerhard 2000
    Family Trust                                        0                0                0                 0
The Peter D. Kiernan, III
    2000 Annuity Trust I                                0                0                0                 0
The Peter Kiernan IV 2000
    Trust                                               0                0                0                 0
The Peter S. Kraus 2000
    Annuity Trust I                                     0                0                0                 0
The Philip D. Murphy 2000
    Annuity Trust I                                     0                0                0                 0
The Philip D. Murphy 2000
    Family Trust                                        0                0                0                 0
The Philip Darivoff 2000
    Annuity Trust I                                     0                0                0                 0
The Rachel M. Darivoff 2000
    Trust                                               0                0                0                 0
The Ralph F. Rosenberg 2000
    Annuity Trust I                                     0                0                0                 0
The Ralph F. Rosenberg 2000
    Family Trust                                        0                0                0                 0

                                     ITEM 6
                                    PLACE OF                                            ITEM 9
                                  ORGANIZATION       ITEM 7                              SOLE           ITEM 10
                                   (NEW YORK       SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                     UNLESS         POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF        UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS       INDICATED)        SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
  --------------------------       ----------        ------       ----------------      ------      ----------------
Randal M. Fippinger-Millennium                          0                0                0                 0
    Trust
The Randolph L. Cowen 2000                              0                0                0                 0
    Family Trust
Rayas Trust                          Jersey             0                0                0                 0
The Rebecca Viniar 2000 Trust                           0                0                0                 0
The Richard A. Friedman 2000                            0                0                0                 0
    Annuity Trust I
The Richard A. Friedman 2000                            0                0                0                 0
    Family Trust
The Richard A. Sapp 2000                                0                0                0                 0
    Annuity Trust I
The Richard A. Sapp 2000                                0                0                0                 0
    Family Trust
The Richard E. Witten 2000                              0                0                0                 0
    Annuity Trust I
The Richard G. Sherlund 2000                            0                0                0                 0
    Annuity Trust I
Robert A. Fippinger,                                    0                0                0                 0
    Jr.-Millennium Trust
The Robert B. Litterman 2000                            0                0                0                 0
    Annuity Trust I
The Robert B. Litterman 2000                            0                0                0                 0
    Family Trust
The Robert B. Morris III 2000                           0                0                0                 0
    Annuity Trust I
The Robert J. Hurst 2000                                0                0                0                 0
    Annuity Trust I
The Robert J. Hurst 2000                                0                0                0                 0
    Family Trust
The Robert J. Katz 2000                                 0                0                0                 0
    Annuity Trust I
The Robert J. O Shea 2000                               0                0                0                 0
    Annuity Trust I
The Robert J. O Shea 2000                               0                0                0                 0
    Family Trust
The Robert J. Pace 2000                                 0                0                0                 0
    Annuity Trust I
The Robert J. Pace 2000 Family                          0                0                0                 0
    Trust
The Robert K. Steel 2000                                0                0                0                 0
    Annuity Trust I
The Robert B. Morris III 2000                           0                0                0                 0
    Family Trust
The Robin Neustein 2000                                 0                0                0                 0
    Annuity Trust I

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                   (NEW YORK       SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF        UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS      INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
  --------------------------      ----------         ------       ----------------      ------      ----------------
The Samantha Schiller 2000                              0                0                0                 0
    Trust
The Sarah B. Lopatin 2000                               0                0                0                 0
    Trust
The Sarah Delacy Kiernan 2000                           0                0                0                 0
    Trust
The Sarah M. Darivoff 2000                              0                0                0                 0
    Trust
The Sarah Rose Berlinski 2000                           0                0                0                 0
    Trust
The Scott B. Kapnick 2000                               0                0                0                 0
    Annuity Trust I
The Scott B. Kapnick 2000                               0                0                0                 0
    Family Trust
Scott M. Pinkus 2000 Family       New Jersey            0                0                0                 0
    Trust
Scott M. Pinkus 2000 GRAT         New Jersey            0                0                0                 0
The Scott S. Prince Trust                               0                0                0                 0
The Stephen M. Neidich 2000                             0                0                0                 0
    Trust
The Steven M. Heller, Jr.                               0                0                0                 0
    2000 Trust
The Steven T. Mnuchin 2000                              0                0                0                 0
    Annuity Trust I
The Steven T. Mnuchin 2000                              0                0                0                 0
    Family Trust
The Stuart Mark Rothenberg                              0                0                0                 0
    2000 Annuity Trust I
The Stuart Mark Rothenberg                              0                0                0                 0
    2000 Family Trust
The Terence M. O Toole 2000                             0                0                0                 0
    Annuity Trust I
The Terence M. O Toole 2000                             0                0                0                 0
    Family Trust
The Tess Augusta Linden 2000                            0                0                0                 0
    Trust
The Thomas K. Montag 2000                               0                0                0                 0
    Annuity Trust I
The Thomas K. Montag 2000                               0                0                0                 0
    Family Trust
The Tracy Richard                                       0                0                0                 0
    Wolstencroft 2000 Annuity
    Trust I

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                   (NEW YORK       SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF        UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS      INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
  --------------------------      ----------         ------       ----------------      ------      ----------------
The Tracy Richard                                       0                0                0                 0
    Wolstencroft 2000 Family
    Trust
Trust for the benefit of          Pennsylvania          0                0                0                 0
    David Ford, Jr. under
    Indenture of Trust B of
    David B. Ford dated
    6/16/00
Trust for the benefit of          Pennsylvania          0                0                0                 0
    Jamie Ford under
    Indenture of Trust B of
    David B. Ford dated as of
    6/16/00
Vyrona Trust                         Jersey             0                0                0                 0
The Walter H. Haydock 2000                              0                0                0                 0
    Annuity Trust I
The Walter H. Haydock, Jr.                              0                0                0                 0
    2000 Trust
The William C. Sherlund 2000                            0                0                0                 0
    Trust
The William Keith                                       0                0                0                 0
    Litzenberger 2000 Grantor
    Retained Annuity Trust
The William Keith                                       0                0                0                 0
    Litzenberger Remainder
    Trust
The Zachariah Cobrinik 2000                             0                0                0                 0
    Annuity Trust I
The Zachariah Cobrinik Family                           0                0                0                 0
    2000 Trust

PARTNERSHIPS

ALS Investment Partners, L.P.       Delaware            0                0                0                 0
Beech Associates, L.P.              Delaware            0                0                0                 0
Crestley, L.P.                      Delaware            0                0                0                 0
Daniel G. Brennan Family            Illinois            0                0                0                 0
    Limited Partnership
Greenley Partners, L.P.             Delaware            0                0                0                 0
HEMPA Limited Partnership           Delaware            0                0                0                 0
JSS Investment Partners, L.P.       Delaware            0                0                0                 0
Mesdag Family Limited               Delaware            0                0                0                 0
    Partnership

                                     ITEM 6
                                    PLACE OF                                            ITEM 9
                                  ORGANIZATION        ITEM 7                             SOLE           ITEM 10
                                   (NEW YORK       SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                     UNLESS          POWER OF      SHARED VOTING       POWER OF       DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF        UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS       INDICATED)         SHARES      UNCOVERED SHARES      SHARES      UNCOVERED SHARES
  --------------------------       ----------         ------      ----------------      ------      ----------------
Mijen Family Partnership            Illinois            0                0                0                 0
Opatrny Investment Partners,        Delaware            0                0                0                 0
    L.P.
Rantz GS Investment Partners,       Delaware            0                0                0                 0
    L.P.
Savitz Investment Partners,         Delaware            0                0                0                 0
    L.P.
The Litzenberger Family             Delaware            0                0                0                 0
    Limited Partnership
The Rizner Family Limited           Illinois            0                0                0                 0
    Partnership
Trott GS Investment Partners,       Delaware            0                0                0                 0
    L.P.
Tuft GS Investment Partners,        Delaware            0                0                0                 0
    L.P.
Windy Hill Investment Company       Delaware            0                0                0                 0
    II, L.P.
Winkelried Investment               Delaware            0                0                0                 0
    Partners, L.P.

CORPORATIONS

Anahue Limited                       Jersey             0                0                0                 0
Guapulo Holdings Ltd                 Jersey             0                0                0                 0
HJS2 Limited                     Cayman Islands         0                0                0                 0
Majix Limited                        Jersey             0                0                0                 0
Melalula Limited                     Jersey             0                0                0                 0
RJG Holding Company              Cayman Islands         0                0                0                 0
Robinelli Limited                    Jersey             0                0                0                 0
Vyrona Holdings Limited              Jersey             0                0                0                 0
Zurrah Limited                       Jersey             0                0                0                 0

         This Amendment No. 9 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 9 is being filed because certain Covered Persons (as defined below) have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust, limited partnership or corporation created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Each Estate Planning Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Estate Planning Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Estate Planning Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees; and (v) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). Sales under the Rule 144 Program commenced on September 25, 2000. During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of up to 7,897,714 shares for all Covered Persons, of which 4,512,320 shares had been sold as of October 20, 2000 as described in Annex E). Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule.

         The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such PMD and Hull Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 7,897,714 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending November 24, 2000 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 4,512,320 Covered Shares had been sold as of October 20, 2000).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary

Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to the Corporate Estate Planning Covered Persons, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each Corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the Corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits

     Exhibit                              Description
     -------                              -----------
        A.          Shareholders' Agreement, dated as of May 7, 1999
                    (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

        B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of
                    Bernice Pauahi Bishop and Kamehameha Activities Association
                    (incorporated by reference to Exhibit B to the Initial
                    Schedule 13D).

        C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

        D.          Form of Agreement Relating to Noncompetition and Other
                    Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        E.          Form of Pledge Agreement (the "IPO Pledge Agreement")
                    (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                    Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

        G.          Registration Rights Instrument, dated as of December 10,
                    1999 (incorporated by reference to Exhibit G to Amendment
                    No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

        H.          Supplemental Registration Rights Instrument, dated as of
                    December 10, 1999 (incorporated by reference to Exhibit H to
                    Amendment No. 1 to the Initial Schedule 13D, filed December
                    17, 1999 (File No. 005-56295)).

        I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                    Group, L.P. (incorporated by reference to Exhibit I to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

        J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                    who are currently managing directors of The Goldman Sachs
                    Group, Inc. (incorporated by reference to Exhibit J to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

        K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                    (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        L.          Form of Counterpart to Shareholders' Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

        M.          Form of Counterpart to Shareholders' Agreement for non-U.S.
                    trusts (incorporated by reference to Exhibit M to Amendment
                    No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

        N.          Form of Guarantee and Pledge Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        O.          Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        P.          Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                    Schedule 13D, filed September 25, 2000 (File No.
                    005-56295)).

        X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


                                                                                  CONVICTIONS OR       BENEFICIAL
                                                                                   VIOLATIONS OF    OWNERSHIP OF THE
                                                                                 FEDERAL OR STATE    COMMON STOCK OF
                                                                                  LAWS WITHIN THE      THE GOLDMAN
     NAME            CITIZENSHIP       BUSINESS ADDRESS     PRESENT EMPLOYMENT    LAST FIVE YEARS   SACHS GROUP, INC.
--------------       -----------       ----------------     ------------------    ---------------   -----------------
Steven M.                USA          85 Broad Street      Managing Director,          None         Covered Person,
Bunson                                New York, NY         The Goldman Sachs                        so ownership is
                                      10004                Group, Inc.                              as set forth in
                                                                                                    or incorporated
                                                                                                    into Item 5
                                                                                                    above.

Russell E.               USA          85 Broad Street      Managing Director,          None         Covered Person,
Makowsky                              New York, NY         The Goldman Sachs                        so ownership is
                                      10004                Group, Inc.                              as set forth in
                                                                                                    or incorporated
                                                                                                    into Item 5
                                                                                                    above.

Michael H.               UK           26 New Street,       Partner,                    None         None
Richardson                            St. Helier, Jersey,  Bedell Cristin
                                      JE4 3RA

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E).       INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4.  PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through October 20, 2000 under the Rule 144 Program (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

                                                                       NUMBER OF
                         COVERED PERSON                                  SHARES
                         --------------                                ---------
         Bradley I. Abelow                                               15,628
         Paul M. Achleitner                                              70,000
         Jonathan R. Aisbitt                                             80,901
         Andrew M. Alper                                                 50,000
         Armen A. Avanessians                                            25,000
         David Baum                                                      16,145
         Ron E. Beller                                                   34,081
         Lloyd C. Blankfein                                              90,173
         Peter L. Briger, Jr.                                            35,274
         Richard J. Bronks                                               17,218
         Lawrence R. Buchalter                                           27,318
         Michael J. Carr                                                 20,342
         Christopher J. Carrera                                          17,048
         Mary Ann Casati                                                 12,000
         Zachariah Cobrinik                                              27,922
         Abby Joseph Cohen                                               10,000
         Gary D. Cohn                                                    44,792
         Christopher A. Cole                                             47,713
         Carlos A. Cordeiro                                              53,232
         Henry Cornell                                                   53,595
         E. Gerald Corrigan                                              60,000
         Jon S. Corzine                                                 183,863
         Claudio Costamagna                                              20,721
         Frank L. Coulson, Jr.                                           67,653
         Randolph L. Cowen                                               30,234
         Philip M. Darivoff                                              13,522
         Timothy D. Dattels                                              32,338
         Gavyn Davies                                                    96,392
         David A. Dechman                                                16,943
         Joseph Della Rosa                                               50,046
         Alexander C. Dibelius                                           10,331
         John O. Downing                                                 35,000
         Connie K. Duckworth                                             44,111
         Glenn P. Earle                                                  31,505
         Paul S. Efron                                                   17,410
         J. Michael Evans                                                43,148
         W. Mark Evans                                                   70,000
         Pieter Maarten Feenstra                                         17,961

                                                                       NUMBER OF
                         COVERED PERSON                                  SHARES
                         --------------                                ---------
         David B. Ford                                                   68,217
         Edward C. Forst                                                 14,292
         Christopher G. French                                           17,593
         Richard A. Friedman                                             97,235
         Joseph D. Gatto                                                 30,000
         Peter C. Gerhard                                                52,826
         Nomi P. Ghez                                                    40,947
         Joseph H. Gleberman                                             63,858
         Jacob D. Goldfield                                              56,427
         Amy O. Goodfriend                                               18,410
         Andrew M. Gordon                                                 5,000
         Geoffrey T. Grant                                               29,874
         Eric P. Grubman                                                 35,964
         Joseph D. Gutman                                                27,214
         Robert S. Harrison                                              35,332
         Thomas J. Healey                                                53,466
         Sylvain M. Hefes                                                71,210
         David B. Heller                                                 20,000
         David L. Henle                                                  15,000
         Mary C. Henry                                                   31,752
         M. Roch Hillenbrand                                             15,000
         Jacquelyn M. Hoffman-Zehner                                     24,858
         Fern Hurst                                                      10,000
         Robert J. Hurst                                                 40,000
         Francis J. Ingrassia                                            38,549
         Reuben Jeffery III                                              64,180
         Stefan J. Jentzsch                                               9,759
         Chansoo Joung                                                   20,069
         Ann F. Kaplan                                                   59,669
         Scott B. Kapnick                                                59,333
         Robert J. Katz                                                  45,000
         Douglas W. Kimmelman                                            22,890
         Bradford C. Koenig                                              35,301
         Jonathan L. Kolatch                                             37,596
         Peter S. Kraus                                                  14,599
         David G. Lambert                                                23,773
         Thomas D. Lasersohn                                             17,224
         Lawrence H. Linden                                              58,248
         Robert Litterman                                                35,267
         Robert H. Litzenberger                                          10,671
         Jonathan M. Lopatin                                             32,729
         Michael R. Lynch                                                76,454
         Peter G. C. Mallinson                                           58,849
         Arthur S. Margulis, Jr.                                         10,436
         Ronald G. Marks                                                 28,907

                                                                       NUMBER OF
                         COVERED PERSON                                  SHARES
                         --------------                                ---------
         Eff W. Martin                                                   70,502
         John P. McNulty                                                 95,969
         E. Scott Mead                                                   47,532
         Sanjeev K. Mehra                                                19,378
         T. Willem Mesdag                                                46,026
         Eric M. Mindich                                                 60,021
         Masanori Mochida                                                81,520
         Karsten N. Moller                                               32,686
         Thomas K. Montag                                                40,000
         Robert B. Morris III                                            63,346
         Michael P. Mortara                                             103,831
         Sharmin Mossavar-Rahmani                                        67,631
         Edward A. Mule                                                  50,830
         Thomas S. Murphy, Jr.                                           12,401
         Philip D. Murphy                                                20,000
         Avi M. Nash                                                     11,000
         Daniel M. Neidich                                               72,019
         Kipp M. Nelson                                                  33,652
         Robin Neustein                                                  43,644
         Suzanne M. Nora Johnson                                         62,319
         Michael E. Novogratz                                            15,304
         Terence J. O'Neill                                              57,525
         Timothy J. O'Neill                                              68,302
         Donald C. Opatrny, Jr.                                          62,602
         Robert J. O'Shea                                                54,483
         Greg M. Ostroff                                                 12,473
         Terence M. O'Toole                                              77,486
         Robert J. Pace                                                  12,961
         Gregory K. Palm                                                 38,117
         Scott M. Pinkus                                                 55,395
         Timothy C. Plaut                                                37,633
         Wiet H. M. Pot                                                  73,680
         John J. Powers                                                  73,679
         Scott Prince                                                    14,554
         Stephen D. Quinn                                                60,892
         Michael G. Rantz                                                33,571
         Girish V. Reddy                                                 16,321
         Arthur J. Reimers III                                           41,228
         James P. Riley, Jr.                                             61,485
         Simon M. Robertson                                              48,000
         J. David Rogers                                                 66,642
         Emmanuel Roman                                                  17,473
         Ralph Rosenberg                                                 13,073
         Stuart M. Rothenberg                                            31,738
         Michael S. Rubinoff                                             17,189

                                                                       NUMBER OF
                         COVERED PERSON                                  SHARES
                         --------------                                ---------
         Richard M. Ruzika                                               16,528
         Jeri Lynn Ryan                                                   9,673
         John C. Ryan                                                    18,000
         Michael D. Ryan                                                 14,107
         Richard A. Sapp                                                 87,526
         Joseph Sassoon                                                  54,154
         Muneer A. Satter                                                30,608
         Jonathan S. Savitz                                              10,430
         Peter Savitz                                                    27,961
         Howard B. Schiller                                              33,028
         Antoine Schwartz                                                18,069
         Eric S. Schwartz                                                59,637
         Charles B. Seelig, Jr.                                          57,959
         Steven M. Shafran                                               25,236
         Richard S. Sharp                                                67,714
         James M. Sheridan                                               28,344
         Richard G. Sherlund                                             39,541
         Michael S. Sherwood                                             56,415
         Howard A. Silverstein                                           46,000
         Dinakar Singh                                                   16,934
         Christian J. Siva-Jothy                                         17,390
         Cody J Smith                                                    38,756
         Jonathan S. Sobel                                               16,896
         Marc A. Spilker                                                 30,865
         Daniel W. Stanton                                               44,000
         Esta E. Stecher                                                 39,033
         Cathrine S. Steck                                               13,010
         Fredric E. Steck                                                10,000
         Gene T. Sykes                                                   25,000
         Mark R. Tercek                                                  28,029
         Donald F. Textor                                                35,706
         John R. Tormondsen                                              26,319
         Leslie C. Tortora                                               65,742
         John L. Townsend III                                            55,384
         Byron D. Trott                                                  37,898
         Robert B. Tudor III                                             17,303
         Thomas E. Tuft                                                  73,909
         Malcolm B. Turnbull*                                            18,096
         John E. Urban                                                   17,172
         Lee G. Vance                                                    43,555
         David A. Viniar                                                 74,341
         Barry S. Volpert                                                70,000
         Thomas B. Walker III                                            80,153
         George H. Walker IV                                             15,886

------------------------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                       NUMBER OF
                         COVERED PERSON                                  SHARES
                         --------------                                ---------
         Patrick J. Ward                                                102,590
         George W. Wellde, Jr.                                           49,880
         Anthony G. Williams                                             58,958
         Gary W. Williams                                                50,000
         Kendrick R. Wilson III                                          44,825
         Jon Winkelried                                                  59,023
         Steven J. Wisch                                                 10,000
         Richard E. Witten                                               70,528
         Tracy R. Wolstencroft                                           30,000
         Yasuyo Yamazaki                                                 20,000
         Danny O. Yee                                                    36,923
         Michael J. Zamkow                                               41,194
         Yoel Zaoui                                                      20,749
         Gregory H. Zehner                                               25,672
         Joseph R. Zimmel                                                78,314
         Barry L. Zubrow                                                 64,255
         Mark A. Zurack                                                  30,871

         TRUSTS

         Anahue Trust                                                    10,500
         The Guapulo Trust                                               37,501
         Mark Dehnert Living Trust                                        3,499

         PARTNERSHIPS

         The Daniel G. Brennan Family Limited Partnership                 5,365
         Mijen Family Partnership                                         9,570
         The Rizner Family Limited Partnership                            8,025

         CORPORATIONS

         Majix Limited                                                   32,739
         Melalula Limited                                                64,775

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 32,046 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  COVERED PERSON                             TRADE DATE            NUMBER OF SHARES           PRICE PER SHARE
  --------------                             ----------            ----------------           ---------------
  Peter Wheeler                               9/25/00                    10,000                    $118.50
  Peter Wheeler                               10/19/00                   20,000                     102.00

The following sales of shares of Common Stock were made by the following Covered Persons through ChaseMellon Shareholder Services, L.L.C. for cash on the New York Stock Exchange:

  COVERED PERSON                             TRADE DATE            NUMBER OF SHARES           PRICE PER SHARE
  --------------                             ----------            ----------------           ---------------
  Ellen R. Porges                             9/25/00                       365                    $117.44
  Ellen R. Porges                             9/25/00                       135                     117.44
  Jeffrey W. Schroeder                        9/25/00                     1,199                     117.44
  Haruko Watanuki                             9/25/00                       889                     117.44
  Daniel G. Brennan                           9/26/00                     1,903                     112.39
  Douglas W. Caterfino                        9/26/00                       175                     112.39
  Adrian P. Kingshott                         9/26/00                     2,128                     112.39
  Therese L. Miller                           9/26/00                       129                     112.39
  John S. Rizner                              9/26/00                     1,719                     112.39
  Patrick Sullivan                            9/26/00                     1,543                     112.39
  Darren S. Thompson                          9/26/00                     1,988                     112.39
  Thomas B. Lewis, Jr.                        9/27/00                       750                     107.28
  Arthur S. Margulis, Jr.                     9/27/00                     4,779                     107.28
  Joseph P. McGrath, Jr.                      9/29/00                     2,354                     114.97
  Lay Pheng Ang                               10/3/00                     1,305                     115.40
  Barbara J. Basser-Bigio                     10/3/00                     1,062                     115.40
  Tarek M. Ben Halim                          10/3/00                     1,550                     115.40
  Jean-Luc Biamonti                           10/3/00                     1,000                     115.40
  James T. Kiernan, Jr.                       10/3/00                     1,178                     115.40
  Peter C. Aberg                              10/4/00                        71                     109.69
  Calvin R. Carver, Jr.                       10/6/00                       165                     112.06
  John E. Eisenberg                           10/6/00                       131                     112.06
  Louis S. Greig                              10/13/00                    1,195                      97.13
  John J. Masterson                           10/17/00                      200                      97.52
  Douglas W. Caterfino                        10/19/00                      150                     101.75
  Kenneth W. William                          10/19/00                      300                     101.75
  Oliver L. Frankel                           10/20/00                      700                     103.44
  Sofia Katzup                                10/20/00                      397                     103.44
  John J. Masterson                           10/20/00                      200                     103.44

RULE 144 PROGRAM

Commencing on September 25, 2000, the Covered Persons listed in Table I below sold an aggregate of 4,512,320 Covered Shares under the Rule 144 Program referred to in Item 4 above through October 20, 2000. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

Table I

                                                                         SHARES SOLD EACH     TOTAL SHARES SOLD ON
                             COVERED PERSON                                TRADING DAY          ALL TRADING DAYS
                             --------------                                -----------          ----------------
         Bradley I. Abelow                                                      446                    8,920
         Paul M. Achleitner                                                   2,000                   39,999
         Jonathan R. Aisbitt                                                  2,311                   46,220
         Andrew M. Alper                                                      1,428                   28,560
         Armen A. Avanessians                                                   714                   14,280
         David Baum                                                             461                    9,220
         Ron E. Beller                                                          974                   19,480
         Lloyd C. Blankfein                                                   2,576                   51,519
         Peter L. Briger, Jr.                                                 1,008                   20,160
         Richard J. Bronks                                                      492                    9,840
         Lawrence R. Buchalter                                                  780                   15,600
         Michael J. Carr                                                        581                   11,620
         Christopher J. Carrera                                                 487                    9,740
         Mary Ann Casati                                                        343                    6,860
         Zachariah Cobrinik                                                     798                   15,960
         Abby Joseph Cohen                                                      286                    5,720
         Gary D. Cohn                                                         1,280                   25,600
         Christopher A. Cole                                                  1,363                   27,260
         Carlos A. Cordeiro                                                   1,521                   30,419
         Henry Cornell                                                        1,531                   30,620
         E. Gerald Corrigan                                                   1,714                   34,280
         Jon S. Corzine                                                       5,252                  105,040
         Claudio Costamagna                                                     592                   11,840
         Frank L. Coulson, Jr.                                                1,933                   38,659
         Randolph L. Cowen                                                      864                   17,280
         Philip M. Darivoff                                                     386                    7,720
         Timothy D. Dattels                                                     924                   18,480
         Gavyn Davies                                                         2,754                   55,079
         David A. Dechman                                                       484                    9,680
         Joseph Della Rosa                                                    1,430                   28,600
         Alexander C. Dibelius                                                  295                    5,900

------------------
* The number of shares sold by a Covered Person on some Trading Days may have been one share lower than the number listed.

                                                                         SHARES SOLD EACH     TOTAL SHARES SOLD ON
                             COVERED PERSON                                TRADING DAY          ALL TRADING DAYS
                             --------------                                -----------          ----------------
         John O. Downing                                                      1,000                   20,000
         Connie K. Duckworth                                                  1,260                   25,200
         Glenn P. Earle                                                         900                   18,000
         Paul S. Efron                                                          497                    9,940
         J. Michael Evans                                                     1,233                   24,660
         W. Mark Evans                                                        2,000                   39,999
         Pieter Maarten Feenstra                                                513                   10,260
         David B. Ford                                                        1,949                   38,979
         Edward C. Forst                                                        408                    8,160
         Christopher G. French                                                  503                   10,060
         Richard A. Friedman                                                  2,778                   55,559
         Joseph D. Gatto                                                        857                   17,140
         Peter C. Gerhard                                                     1,509                   30,180
         Nomi P. Ghez                                                         1,170                   23,400
         Joseph H. Gleberman                                                  1,824                   36,480
         Jacob D. Goldfield                                                   1,612                   32,239
         Amy O. Goodfriend                                                      526                   10,520
         Andrew M. Gordon                                                       143                    2,860
         Geoffrey T. Grant                                                      853                   17,060
         Eric P. Grubman                                                      1,027                   20,540
         Joseph D. Gutman                                                       777                   15,540
         Robert S. Harrison                                                   1,009                   20,180
         Thomas J. Healey                                                     1,527                   30,540
         Sylvain M. Hefes                                                     2,034                   40,680
         David B. Heller                                                        571                   11,420
         David L. Henle                                                         429                    8,580
         Mary C. Henry                                                          907                   18,140
         M. Roch Hillenbrand                                                    429                    8,580
         Jacquelyn M. Hoffman-Zehner                                            710                   14,200
         Fern Hurst                                                             286                    5,720
         Robert J. Hurst                                                      1,143                   22,860
         Francis J. Ingrassia                                                 1,101                   22,020
         Reuben Jeffery III                                                   1,833                   36,660
         Stefan J. Jentzsch                                                     279                    5,580
         Chansoo Joung                                                          573                   11,460
         Ann F. Kaplan                                                        1,705                   34,099
         Scott B. Kapnick                                                     1,695                   33,899
         Robert J. Katz                                                       1,286                   25,720
         Douglas W. Kimmelman                                                   654                   13,080
         Bradford C. Koenig                                                   1,008                   20,160
         Jonathan L. Kolatch                                                  1,074                   21,480
         Peter S. Kraus                                                         417                    8,340
         David G. Lambert                                                       679                   13,580
         Thomas D. Lasersohn                                                    492                    9,840
         Lawrence H. Linden                                                   1,664                   33,279

                                                                         SHARES SOLD EACH     TOTAL SHARES SOLD ON
                             COVERED PERSON                                TRADING DAY          ALL TRADING DAYS
                             --------------                                -----------          ----------------
         Robert Litterman                                                     1,007                   20,140
         Robert H. Litzenberger                                                 305                    6,100
         Jonathan M. Lopatin                                                    935                   18,700
         Michael R. Lynch                                                     2,184                   43,680
         Peter G. C. Mallinson                                                1,681                   33,620
         Arthur S. Margulis, Jr.                                                298                    5,960
         Ronald G. Marks                                                        826                   16,520
         Eff W. Martin                                                        2,014                   40,280
         John P. McNulty                                                      2,742                   54,839
         E. Scott Mead                                                        1,358                   27,160
         Sanjeev K. Mehra                                                       554                   11,080
         T. Willem Mesdag                                                     1,315                   26,300
         Eric M. Mindich                                                      1,715                   34,300
         Masanori Mochida                                                     2,329                   46,579
         Karsten N. Moller                                                      934                   18,680
         Thomas K. Montag                                                     1,143                   22,860
         Robert B. Morris III                                                 1,810                   36,200
         Michael P. Mortara                                                   2,966                   59,320
         Sharmin Mossavar-Rahmani                                             1,932                   38,640
         Edward A. Mule                                                       1,452                   29,040
         Thomas S. Murphy, Jr.                                                  354                    7,080
         Philip D. Murphy                                                       571                   11,420
         Avi M. Nash                                                            314                    6,280
         Daniel M. Neidich                                                    2,057                   41,140
         Kipp M. Nelson                                                         961                   19,220
         Robin Neustein                                                       1,247                   24,940
         Suzanne M. Nora Johnson                                              1,780                   35,600
         Michael E. Novogratz                                                   437                    8,740
         Terence J. O'Neill                                                   1,643                   32,860
         Timothy J. O'Neill                                                   1,951                   39,020
         Donald C. Opatrny, Jr.                                               1,788                   35,760
         Robert J. O'Shea                                                     1,556                   31,120
         Greg M. Ostroff                                                        356                    7,120
         Terence M. O'Toole                                                   2,214                   44,279
         Robert J. Pace                                                         370                    7,400
         Gregory K. Palm                                                      1,089                   21,780
         Scott M. Pinkus                                                      1,582                   31,640
         Timothy C. Plaut                                                     1,075                   21,500
         Wiet H. M. Pot                                                       2,105                   42,099
         John J. Powers                                                       2,105                   42,099
         Scott Prince                                                           416                    8,320
         Stephen D. Quinn                                                     1,740                   34,800
         Michael G. Rantz                                                       959                   19,180
         Girish V. Reddy                                                        466                    9,320
         Arthur J. Reimers III                                                1,178                   23,560

                                                                         SHARES SOLD EACH     TOTAL SHARES SOLD ON
                             COVERED PERSON                                TRADING DAY          ALL TRADING DAYS
                             --------------                                -----------          ----------------
         James P. Riley, Jr.                                                  1,756                   35,120
         Simon M. Robertson                                                   1,371                   27,420
         J. David Rogers                                                      1,904                   38,080
         Emmanuel Roman                                                         499                    9,980
         Ralph Rosenberg                                                        373                    7,460
         Stuart M. Rothenberg                                                   907                   18,140
         Michael S. Rubinoff                                                    491                    9,820
         Richard M. Ruzika                                                      472                    9,440
         Jeri Lynn Ryan                                                         276                    5,520
         John C. Ryan                                                           514                   10,280
         Michael D. Ryan                                                        403                    8,060
         Richard A. Sapp                                                      2,500                   50,000
         Joseph Sassoon                                                       1,547                   30,940
         Muneer A. Satter                                                       874                   17,480
         Jonathan S. Savitz                                                     298                    5,960
         Peter Savitz                                                           799                   15,980
         Howard B. Schiller                                                     944                   18,880
         Antoine Schwartz                                                       516                   10,320
         Eric S. Schwartz                                                     1,704                   34,080
         Charles B. Seelig, Jr.                                               1,656                   33,120
         Steven M. Shafran                                                      721                   14,420
         Richard S. Sharp                                                     1,934                   38,680
         James M. Sheridan                                                      810                   16,200
         Richard G. Sherlund                                                  1,130                   22,600
         Michael S. Sherwood                                                  1,612                   32,240
         Howard A. Silverstein                                                1,314                   26,280
         Dinakar Singh                                                          484                    9,680
         Christian J. Siva-Jothy                                                497                    9,940
         Cody J Smith                                                         1,107                   22,140
         Jonathan S. Sobel                                                      483                    9,660
         Marc A. Spilker                                                        882                   17,640
         Daniel W. Stanton                                                    1,257                   25,140
         Esta E. Stecher                                                      1,115                   22,300
         Cathrine S. Steck                                                      372                    7,440
         Fredric E. Steck                                                       286                    5,720
         Gene T. Sykes                                                          714                   14,280
         Mark R. Tercek                                                         801                   16,020
         Donald F. Textor                                                     1,020                   20,400
         John R. Tormondsen                                                     752                   15,040
         Leslie C. Tortora                                                    1,878                   37,560
         John L. Townsend III                                                 1,582                   31,640
         Byron D. Trott                                                       1,083                   21,660
         Robert B. Tudor III                                                    494                    9,880

                                                                         SHARES SOLD EACH     TOTAL SHARES SOLD ON
                             COVERED PERSON                                TRADING DAY          ALL TRADING DAYS
                             --------------                                -----------          ----------------
         Thomas E. Tuft                                                       2,111                   42,220
         Malcolm B. Turnbull*                                                   517                   10,340
         John E. Urban                                                          491                    9,820
         Lee G. Vance                                                         1,244                   24,880
         David A. Viniar                                                      2,124                   42,479
         Barry S. Volpert                                                     2,000                   40,000
         Thomas B. Walker III                                                 2,290                   45,799
         George H. Walker IV                                                    454                    9,080
         Patrick J. Ward                                                      2,931                   58,620
         George W. Wellde, Jr.                                                1,425                   28,500
         Anthony G. Williams                                                  1,684                   33,680
         Gary W. Williams                                                     1,428                   28,560
         Kendrick R. Wilson III                                               1,281                   25,620
         Jon Winkelried                                                       1,686                   33,720
         Steven J. Wisch                                                        286                    5,720
         Richard E. Witten                                                    2,015                   40,299
         Tracy R. Wolstencroft                                                  857                   17,140
         Yasuyo Yamazaki                                                        571                   11,420
         Danny O. Yee                                                         1,055                   21,100
         Michael J. Zamkow                                                    1,177                   23,540
         Yoel Zaoui                                                             593                   11,860
         Gregory H. Zehner                                                      733                   14,660
         Joseph R. Zimmel                                                     2,237                   44,740
         Barry L. Zubrow                                                      1,836                   36,720
         Mark A. Zurack                                                         882                   17,640

         TRUSTS

         Anahue Trust                                                           300                    6,000
         The Guapulo Trust                                                    1,071                   21,420
         Mark Dehnert Living Trust                                              100                    2,000

         PARTNERSHIPS

         The Daniel G. Brennan Family Limited Partnership                       153                    3,060
         Mijen Family Partnership                                               273                    5,460
         The Rizner Family Limited Partnership                                  229                    4,580

         CORPORATIONS

         Majix Limited                                                          935                   18,700
         Melalula Limited                                                     1,850                   37,000

*    Includes shares held by a corporation wholly owned by the Covered Person.

Table II

          TRADING DAY                                            PRICE PER SHARE
          -----------                                            ---------------
          September 25, 2000                                       $117.5957
          September 26, 2000                                        112.4850
          September 27, 2000                                        108.8514
          September 28, 2000                                        111.5335
          September 29, 2000                                        114.8677
          October 2, 2000                                           114.8219
          October 3, 2000                                           115.2372
          October 4, 2000                                           109.8555
          October 5, 2000                                           113.5343
          October 6, 2000                                           108.3895
          October 9, 2000                                           105.4208
          October 10, 2000                                          101.7795
          October 11, 2000                                           99.5013
          October 12, 2000                                           96.8920
          October 13, 2000                                           98.8632
          October 16, 2000                                          102.4214
          October 17, 2000                                           98.0026
          October 18, 2000                                           96.5671
          October 19, 2000                                          102.1251
          October 20, 2000                                          104.1141

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 23, 2000
                                                  By:  /s/ Gregory K. Palm
                                                       -------------------------
                                                       Name: Gregory K. Palm
                                                       Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                              Description
     -------                              -----------
        A.          Shareholders' Agreement, dated as of May 7, 1999
                    (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

        B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of
                    Bernice Pauahi Bishop and Kamehameha Activities Association
                    (incorporated by reference to Exhibit B to the Initial
                    Schedule 13D).

        C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

        D.          Form of Agreement Relating to Noncompetition and Other
                    Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        E.          Form of Pledge Agreement (the "IPO Pledge Agreement")
                    (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                    Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

        G.          Registration Rights Instrument, dated as of December 10,
                    1999 (incorporated by reference to Exhibit G to Amendment
                    No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

        H.          Supplemental Registration Rights Instrument, dated as of
                    December 10, 1999 (incorporated by reference to Exhibit H to
                    Amendment No. 1 to the Initial Schedule 13D, filed December
                    17, 1999 (File No. 005-56295)).

        I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                    Group, L.P. (incorporated by reference to Exhibit I to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

        J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                    who are currently managing directors of The Goldman Sachs
                    Group, Inc. (incorporated by reference to Exhibit J to
                    Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                    2000 (File No. 005-56295)).

        K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                    (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        L.          Form of Counterpart to Shareholders' Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                    2000 (File No. 005-56295)).

        M.          Form of Counterpart to Shareholders' Agreement for non-U.S.
                    trusts (incorporated by reference to Exhibit M to Amendment
                    No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

        N.          Form of Guarantee and Pledge Agreement for non-U.S.
                    corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        O.          Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        P.          Form of Pledge Agreement for shareholders of non-U.S.
                    corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                    Schedule 13D, filed September 25, 2000 (File No.
                    005-56295)).

        X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).